Exhibit 99.1

Item 6 Selected Financial Data.

The following table sets forth our selected financial and operating data on a historical basis. The following data should be read in conjunction with our consolidated financial statements and the accompanying notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 10-K.

	Year ended December 31,
	2011	2010	2009	2008	2007
Operating Data:
Total revenues	$89,503	$87,557	$88,582	$89,415	$54,525
Operating expenses	(77,338)	(63,297)	(81,166)	(97,607)	(52,451)

Operating income (loss)	12,165	24,260	7,416	(8,192)	2,074
Interest expense	(30,847)	(31,217)	(31,020)	(31,915)	(17,830)
Equity in (loss) income of unconsolidated affiliates	(1,493)	(2,373)	(8,277)	1,230	536
Gain (loss) on foreign currency derivative	—	—	—	1,492	(504)

Loss from continuing operations	(20,175)	(9,330)	(31,881)	(37,385)	(15,724)
Net income (loss) from discontinued operations	537	(27,400)	(9,935)	(840)	1,516

Net loss	(19,638)	(36,730)	(41,816)	(38,225)	(14,208)
Net loss allocated to noncontrolling interests	250	1,090	2,205	5,651	572

Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc.	(19,388)	(35,640)	(39,611)	(32,574)	(13,636)
Foreign currency translation adjustment	(140)	501	1,846	(2,848)	963

Net comprehensive loss	$(19,528)	$(35,139)	$(37,765)	$(35,422)	$(12,673)

Weighted average shares outstanding	4,137,298	4,135,635	4,128,290	3,822,484	3,252,725
Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc. per share–basic and diluted	$(4.69)	$(8.62)	$(9.59)	$(8.52)	$(4.19)
Cash distributions declared per common share	$0.55	$0.00	$0.875	$7.00	$7.00

	December 31,
	2011	2010	2009	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$28,033	$33,431	$44,258	$16,395	$8,386
Investments in real estate–net of accumulated depreciation	741,675	771,387	897,207	957,974	918,604
Investments in real estate and other assets held for sale	—	—	52,136	—	—
Total assets	835,050	870,689	1,017,140	1,084,805	1,070,188
Total mortgage notes and other debt payable	582,495	592,804	654,086	717,497	691,316
Liabilities held for sale	—	—	43,352	—	—
Total equity	231,079	252,709	289,323	323,616	331,595

	Year ended December 31,
	2011	2010	2009	2008	2007
Cash Flow Information:
Net cash flows provided by operating activities	$19,331	$19,040	$17,758	$19,983	$26,464
Net cash flows (used in) provided by investing activities	(12,656)	42,680	37,384	(37,933)	(391,619)
Net cash flows (used in) provided by financing activities	(12,102)	(72,548)	(27,305)	26,011	344,590
Other Data:
Funds from operations attributable to Jones Lang LaSalle Income Property Trust, Inc. (1)	$23,709	$22,155	$22,362	$26,149	$22,162
Funds from operations per share–basic and diluted (1)	$5.73	$5.36	$5.42	$6.84	$6.81

(1)	Funds from operations (“FFO”) does not represent cash flow from operations as defined by accounting principles generally accepted in the United States of America (“GAAP”), should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund all cash requirements. Please see below for a reconciliation of net income to FFO. Prior year amounts have been recalculated to conform to current year presentation.

The selected financial data presented above has been dramatically impacted by acquisitions and dispositions made since the inception of the Company. These acquisitions drastically impact the comparability of our results from operations, financial position and cash flows. We are uncertain how the results from operations, financial position and cash flows will be impacted should we make future acquisitions or dispositions.

FUNDS FROM OPERATIONS

Consistent with real estate industry and investment community preferences, we consider FFO as a supplemental measure of the operating performance for a real estate investment trust and a complement to GAAP measures because it facilitates an understanding of the operating performance of our properties. NAREIT defines FFO as net income (loss) attributable to the Company (computed in accordance with GAAP), excluding gains or losses from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization and after adjustments for these items related to noncontrolling interests and unconsolidated affiliates.

FFO does not give effect to real estate depreciation and amortization because these amounts are computed to allocate the cost of a property over its useful life. Because values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, we believe that FFO provides investors with a clearer view of our operating performance.

In October 2011, NAREIT clarified the definition of FFO to exclude real estate impairment charges. We have applied this revised guidance for all periods presented.

In order to provide a better understanding of the relationship between FFO and GAAP net income, the most directly comparable GAAP financial reporting measure, we have provided a reconciliation of GAAP net loss attributable to Jones Lang LaSalle Income Property Trust, Inc., to FFO. FFO does not represent cash flow from operating activities in accordance with GAAP, should not be considered as an alternative to GAAP net income and is not necessarily indicative of cash available to fund cash needs.

	Year ended December 31,
	2011	2010	2009	2008	2007
Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc.	$(19,388)	$(35,640)	$(39,611)	$(32,574)	$(13,636)
Plus: Real estate depreciation and amortization	23,463	25,849	29,256	51,148	26,262
Gain from sales of real estate	—	(822)	(2,530)	—	—
Real estate depreciation and amortization from discontinued operations	1,917	3,163	6,866	9,096	6,098
Real estate depreciation and amortization for noncontrolling interests	(1,405)	(1,810)	(2,260)	(6,462)	(1,198)
Real estate depreciation and amortization from unconsolidated real estate affiliates	4,188	5,776	4,686	4,941	4,636
Impairment of real estate	14,934	27,201	7,312	—	—
Impairment (net recovery) of real estate held for sale	—	(1,562)	11,374	—	—
Impairment loss from unconsolidated real estate affiliates	—	—	7,269	—	—

Funds from operations attributable to Jones Lang LaSalle Income Property Trust, Inc	$23,709	$22,155	$22,362	$26,149	$22,162

Weighted average shares outstanding, basic and diluted	4,137,298	4,135,635	4,128,290	3,822,484	3,252,725
Funds from operations per share, basic and diluted	$5.73	$5.36	$5.42	$6.84	$6.81

Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management Overview

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes to the consolidated financial statements appearing elsewhere in this Form 10-K. All references to numbered Notes are to specific notes to our Consolidated Financial Statements beginning on page F-1 of this Form 10-K, and which descriptions are incorporated into the applicable response by reference. References to “base rent” in this Form 10-K refer to cash payments made under the relevant lease(s), excluding real estate taxes and certain property operating expenses that are paid by us and are recoverable under the relevant lease(s) and exclude adjustments for straight-line rent revenue and above- and below-market lease amortization (See Note 2).

The discussions surrounding our Consolidated Properties refer to our wholly or majority owned and controlled properties, which as of December 31, 2009, 2010 and 2011 were comprised of the following:

•	Monument IV at Worldgate,

•	Havertys Furniture (sold in 2010, excluded from December 31, 2010 and 2011 Consolidated Properties),

•	Hagemeyer Distribution Center (sold in 2009, excluded from December 31, 2009, 2010 and 2011 Consolidated Properties),

•	25850 S. Ridgeland (sold in 2010, excluded from December 31, 2010 and 2011 Consolidated Properties),

•	Georgia Door Sales Distribution Center,

•	105 Kendall Park Lane,

•	Waipio Distribution Center (sold in 2009, excluded from December 31, 2009, 2010 and 2011 Consolidated Properties),

•	Marketplace at Northglenn,

•	the Dignity Health Office Portfolio,

•	Metropolitan Park North,

•	Stirling Slidell Shopping Centre,

•	9800 South Meridian (deconsolidated in 2010, excluded from December 31, 2010 and 2011 Consolidated Properties),

•	18922 Forge Drive (deconsolidated in 2010, excluded from December 31, 2010 and 2011 Consolidated Properties),

•	4001 North Norfleet Road,

•	Station Nine Apartments,

•	4 Research Park Drive,

•	36 Research Park Drive,

•	The District at Howell Mill,

•	Canyon Plaza,

•	Railway Street Corporate Centre,

•	Cabana Beach San Marcos,

•	Cabana Beach Gainesville,

•	Campus Lodge Athens,

•	Campus Lodge Columbia,

•	The Edge at Lafayette and

•	Campus Lodge Tampa.

Our Unconsolidated Properties, which are owned through joint venture arrangements, consisted of Legacy Village and 111 Sutter Street as of December 31, 2009, 2010 and 2011. From January 1, 2010 through September 30, 2010, our Unconsolidated Properties were also comprised of 9800 South Meridian and 18922 Forge Drive. Because management’s operating strategies are generally the same whether the properties are consolidated or unconsolidated, we believe that financial information and operating statistics with respect to all properties, both consolidated and unconsolidated, provide important insights into our operating results, including the relative size and significance of these elements to our overall operations. Collectively, we refer to our Consolidated and Unconsolidated Properties as our “Company Portfolio.”

Our primary business is the ownership and management of a diversified portfolio of retail, office, industrial and apartment properties primarily located in the United States. We hire property management companies to provide the on-site, day-to-day management services for our properties. When selecting a property management company for one of our properties, we look for service providers that have a strong local market or industry presence, create portfolio efficiencies, have the ability to develop new business for us and will provide a strong internal control environment that will comply with our Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) internal control requirements. We currently use a mix of property management service providers that include large national real estate service firms, including an affiliate of our Advisor, and smaller local firms. Our property management service providers are generally hired to perform both property management and leasing services for our properties.

We seek to minimize risk and maintain stability of income and principal value through broad diversification across property sectors and geographic markets and by balancing tenant lease expirations and debt maturities across the Company Portfolio. Our diversification goals also take into account investing in sectors or regions we believe will create returns consistent with our investment objective. Under normal conditions, we intend to pursue investments principally in well-located, well-leased assets within the office, retail, industrial and apartment sectors, which we refer to as the “Primary Sectors”. We will also pursue investments in certain sub-sectors of the Primary Sectors, for example the medical office sub-sector of the office sector or the student-oriented housing sub-sector of the apartment sector. We expect to actively manage the mix of properties and markets over time in response to changing operating fundamentals within each property sector and to changing economies and real estate markets in the geographic areas considered for investment. When consistent with our investment objectives, we will also seek to maximize the tax efficiency of our investments through like-kind exchanges and other tax planning strategies.

A key ratio reviewed by management in our investment decision process is the cash flow generated by the proposed investment, from all sources, compared to the amount of cash investment required (the “Cash on Cash Return”). Generally, we look at the Cash on Cash Returns over the one, five and ten-year time horizons and select investments that we believe meet our objectives. We own certain investments that provide us with significant cash flows that do not get treated as revenue under GAAP, but do get factored into our Cash on Cash Return calculations. Additionally, certain GAAP concepts such as straight-line rent and depreciation and amortization, are not factored into our Cash on Cash Returns (See Note 2).

The following tables summarize our diversification by property sector and geographic region based upon the fair value of our Consolidated and Unconsolidated Properties. The ten-year lease expiration table represents the lease expirations by both total square feet and annualized minimum base rents for current tenants of our Consolidated and Unconsolidated Properties. The ten-year debt repayment schedule represents debt principal repayments and maturities and the weighted average interest rate of those repayments and maturities for our Consolidated and Unconsolidated Properties. These tables provide examples of how our Advisor evaluates the Company Portfolio when making investment decisions.

Property Sector Diversification

Consolidated Properties

	Percent of Fair Value
	2011	2010
Office
Commercial Office	28%	28%
Medical Office	18	19

	Percent of Fair Value
	2011	2010
Retail	19	19
Industrial	7	8
Apartment	28	26

Unconsolidated Properties

	Percent of Fair Value
	2011	2010
Office
Commercial Office	52%	48%
Medical Office	—	—
Retail	48	52
Industrial	—	—
Apartment	—	—

Geographic Region Diversification

Consolidated Properties

	Percent of Fair Value
	2011	2010
East	14%	14%
West	43	44
Midwest	11	11
South	27	26
International	5	5

Unconsolidated Properties

	Percent of Fair Value
	2011	2010
East	—	—
West	52%	48%
Midwest	48	52
South	—	—
International	—	—

Future Lease Expirations

Consolidated Properties

	Total Occupied Square Footage	Annualized Minimum Base Rents (1)	Percent of Annualized Minimum Base Rents
2012(2)	275,000	$4,925	14.4%
2013	160,000	2,732	8.0
2014	270,000	4,468	13.1
2015	156,000	2,460	7.2
2016	114,000	2,316	6.8
2017	1,533,000	12,309	36.1
2018	35,000	528	1.6
2019	36,000	570	1.7
2020	153,000	2,248	6.6
2021	16,000	358	1.0
2022 and thereafter	193,000	1,186	3.5

(1)	Amount calculated as annualized in-place minimum base rent excluding any straight line rents, tenant recoveries and percentage rent revenues for properties classified as held for use.
(2)	Does not include 5,119 leases totaling approximately 2,231,000 square feet and approximately $33,313 in annualized minimum base rent associated with our seven apartment properties.

Unconsolidated Properties

	Total Occupied Square Footage	Annualized Minimum Base Rents (1)	Percent of Annualized Minimum Base Rents
2012	64,000	$1,525	7.7%
2013	126,000	4,332	22.0
2014	83,000	2,562	13.0
2015	50,000	1,429	7.2
2016	90,000	3,071	15.6
2017	4,000	163	0.8
2018	52,000	1,049	5.3
2019	103,000	1,368	6.9
2020	32,000	840	4.3
2021	6,000	252	1.3
2022 and thereafter	197,000	3,141	15.9

(1)	Amount calculated as annualized in-place minimum base rent excluding any straight line rents, tenant recoveries and percentage rent revenues.

Ten-Year Debt Repayment

Consolidated Properties

	Principal Repayments and Maturities	Percent of Total Outstanding Debt	Weighted Average Interest Rate
2011(1)	$61,269	10.5%	10.50%
2012	18,920	3.2	5.59
2013(2)	174,488	29.9	5.62
2014	138,872	23.8	5.59
2015	24,468	4.2	5.64
2016	33,546	5.7	5.62
2017	100,937	17.3	5.42
2018	666	0.1	5.30
2019	702	0.1	5.30
2020	740	0.1	5.30
2021 and thereafter	29,637	5.1	5.30

(1)	On October 5, 2011, Marketplace at Northglenn defaulted on its mortgage loan payable obligation. The loan contains an acceleration clause in which the lender declared the outstanding loan balance immediately due and payable on October 17, 2011. During the time the default exists, the lender may charge default interest at a rate of 10.50%.
(2)	On February 10, 2012, Metropolitan Park North defaulted on its mortgage loan payable obligation. The outstanding amount of the mortgage loan is approximately $56,513, bearing interest at a fixed-rate of 5.73% and was scheduled to mature in April 2013. The loan contains an acceleration clause pursuant to which the lender may, in the event of a default and without notice, declare the outstanding loan balance immediately due and payable. During the time the default exists, the lender may charge default interest at a rate of 9.73%.

Unconsolidated Properties

	Principal Repayments and Maturities	Percent of Total Outstanding Debt	Weighted Average Interest Rate
2012	$3,958	2.8%	5.62%
2013	4,186	2.9	5.62
2014	82,993	57.8	5.58
2015	52,381	36.5	5.58
2016	—	—	—
2017	—	—	—
2018	—	—	—
2019	—	—	—
2020	—	—	—
2021 and thereafter	—	—	—

Company portfolio leverage (calculated as our share of the current property debt balance divided by the fair value of all of our real estate investments) was limited to approximately 65% loan-to-value measured at the time we made our investments. Declining commercial property values have caused our portfolio leverage to increase above our target leverage ratio of 65%. Our board of directors approved a resolution that allows the Company to operate with this higher portfolio leverage ratio as a result of the decline in values of our properties. We relied primarily on long-term fixed-rate financing to lock in favorable spreads between real estate income yields and mortgage interest rates, and strive to maintain a balanced schedule of debt maturities.

Going forward, we intend to reduce the overall leverage, subject to available capital, through principal amortization on existing loans, refinancing maturing property level debt at lower leverage amounts and selective property dispositions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, recoverable amounts of receivables, and initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

Critical Accounting Policies

Critical accounting policies are those that are both significant to the overall presentation of our financial condition and results of operations in our consolidated financial statements and require management to make difficult, complex or subjective judgments. Our critical accounting policies are those applicable to the following:

Initial Valuations and Estimated Useful Lives or Amortization Periods for Real Estate Investments and Intangibles

At acquisition, we make an assessment of the value and composition of the assets acquired and liabilities assumed. These assessments consider fair values of the respective assets and liabilities and are primarily determined based on estimated future cash flows using appropriate discount and capitalization rates, but may also be based on independent appraisals or other market data. The estimated future cash flows that are used for this analysis reflect the historical operations of the property, known trends and changes expected in current market and economic conditions that would impact the property’s operations, and our plans for such property. These estimates are particularly important as they are used for the allocation of purchase price between depreciable and non-depreciable real estate and other identifiable intangibles, including above, below and at-market leases. As a result, the impact of these estimates on our operations could be substantial. Significant differences in annual depreciation or amortization expense may result from the differing useful life or amortization periods related to such purchased assets and liabilities.

Events or changes in circumstances concerning a property may occur, which could indicate that the carrying values or amortization periods of the assets and liabilities may require adjustment. The resulting recovery analysis also depends on an analysis of future cash flows to be generated from a property’s assets and liabilities. Changes in our overall plans and views on current market and economic conditions may have a significant impact on the resulting estimated future cash flows of a property that are analyzed for these purposes.

Impairment of Long-Lived Assets

Real estate investments are individually evaluated for impairment whenever conditions exist which may indicate that the carrying value may not be recoverable. A real estate asset is considered to be impaired when the future cash flows (on an undiscounted basis) over the anticipated holding period is less than its depreciated historical cost. Upon determination that a permanent impairment has occurred, rental properties will be reduced to their fair value.

Our estimate of the expected future cash flows used in testing for impairment is highly subjective and based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period, discount rates and the length of our anticipated holding period. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. During the years ended December 31, 2011, 2010 and 2009, we recorded impairment charges on consolidated real estate properties totaling $14,934, $29,505 and 18,686, respectively. During the year ended December 31, 2010, we recorded a recovery of impairment charges of $3,866 on consolidated real estate properties.

We evaluate the carrying value of its investments in unconsolidated joint ventures using the equity method of accounting in accordance with the authoritative guidance. We analyze our investments in unconsolidated real estate affiliates when circumstances change and each reporting period and determine if an “other-than-temporary” impairment exists and, if so, assess our ability to recover our carrying cost of the investment. We did not have an “other-than-temporary” impairment in any of our investments in unconsolidated joint ventures in 2011 or 2010. During the year ended December 31, 2009, we recorded an “other-than-temporary” impairment charge on its investment in the Legacy Village property in the amount of $7,269.

Recent Events and Outlook

General Company and Market Commentary

Over the last few years, given the uncertain economic climate and eroding fundamentals in the commercial real estate industry, management implemented a cash conservation strategy designed to strengthen our balance sheet and protect the value of the Company’s assets. Through the establishment of cash reserves, management’s aim was to equip the Company with sufficient resources to address the portfolio’s fluctuating working capital needs, future capital expenditures, existing loan amortizations, and nearer-term debt maturities until market conditions stabilized. Several actions have been taken toward this objective including reductions in discretionary expenditures and management fees, the suspension of dividend payments, the suspension of the redemption of Shares through tender offers, and lastly, selected property sales. The combination of suspending dividends and Share redemptions, coupled with the results from expense reductions and proceeds generated from property sales, has strengthened our balance sheet and moved us to an improved cash position: at December 31, 2011, we had accumulated a cash balance of approximately $20,988 and our company-wide loan to value percentage has been reduced from a peak of 88% on December 31, 2009 to 77% as of December 31, 2011.

As the U.S. economy continues on a path towards recovery, the commercial real estate markets have begun following suit. Many of the signals observed in the broader economic indicators have been mixed, which is the same as they have been for commercial real estate. For example, while U.S vacancy rates across all four major property types (office, industrial, retail and apartment) declined throughout 2011, all property types, with the exception of apartment, exhibited vacancies above historical norms as of the end of 2011.

Despite continuing improvements in property market fundamentals and real estate capital markets, we will continue to maintain a defensive tact until indications of a meaningful economic recovery become clearly evident. We will continue our cash conservation initiatives designed to fortify the balance sheet and provide sufficient working capital to address the portfolio’s working capital needs, capital expenditures, loan amortizations, and nearer-term debt maturities. Opportunities to execute select property dispositions will continue to be evaluated as a means of generating additional liquidity, deleveraging, or reducing risk in the portfolio and when a fair and reasonable value may be achieved.

The challenge for the coming year and foreseeable future will be to balance the objectives of reducing portfolio risk through the establishment of increasing cash reserves and retiring debt while also returning to one of our original and primary objectives: distributing free cash flow generated from our property investments to stockholders in the form of dividends. However, until a marked improvement in the economy is realized and there is clearer evidence of a stabilization of property values, cash conservation will remain a near-term priority for us. To help advance this initiative and as mentioned in previous investor quarterly letters, the overall management fee paid by us to our Advisor (and for prior periods to the Former Manager), has been reduced from 1.5% on NAV to 0.85%. This fee reduction is intended to reduce our expenses and benefit investors. Additionally, as fees paid to our Advisor are based upon our NAV, as the NAV has declined their compensation has been significantly reduced.

As a result of our strengthening balance sheet and improved liquidity, on September 14, 2011, our board of directors declared a $0.55 per Share distribution to stockholders of record as of September 30, 2011, which was paid on November 7, 2011. Further, on January 23, 2012, the board of directors declared a dividend of $0.55 per Share to stockholders of record as of March 30, 2012, payable on May 4, 2012.

While we historically provided limited liquidity to our stockholders by conducting tender offers, we did not and do not guarantee that sufficient cash will be available at any particular time to fund repurchases of our Shares. In this regard, we did not conduct a tender offer during the years ended December 31, 2011 and 2010. The timing of future tender offers, if any, will be at the discretion of our board of directors, based on, among other things, the Company’s need for liquidity.

We will consider dispositions of non-strategic properties when it creates additional liquidity, deleverages the Company and reduces risk (debt maturity and tenant lease related risk). We do not intend to participate in distressed asset sales that negatively impact our longer-term performance.

Fourth Quarter NAV

In the fourth quarter of 2011, our NAV increased by $1.21 per share from $53.60 per share at September 30, 2011 to $54.81 per share at December 31, 2011. During the quarter, 18% of the portfolio was externally appraised while the balance of the portfolio was internally valued using methodologies consistent with those of external appraisers. Overall, the Company’s property values at pro-rata share increased 0.3%, resulting in a $0.66 per share contribution. The fourth quarter NAV was increased by $0.43 from property operations. The total property related NAV impact resulted in a $1.09 per share increase.

Our NAV was further increased due to the continued decline in the fair value of our debt which fluctuates in tandem with market interest rates and loan spreads. Given that interest rates have continued to hover at historically low levels and the availability of credit has increased, our debt mark-to-market has declined significantly. As a result, the valuation of our fixed-rate loans had a positive $0.12 impact on share value in the fourth quarter.

Management views the erosion of the accumulated debt component of the NAV as a positive trend since the debt valuation is a diminishing asset that will eventually amortize to zero. While the debt mark-to-market constituted over 30% of our NAV at its peak in the third quarter of 2009, our Current Share Price of $54.81 as of December 31, 2011 is comprised of a negative $1.56 of debt value and $56.37 of asset value. Management believes this strengthening of asset value relative to debt value will help preserve our NAV in the long term.

2012 Key Initiatives

In 2012, our Advisor will continue its ongoing evaluation of our investment in Monument IV at Worldgate and its ongoing fit within our current strategy. The property is located in the steadily recovering Washington, D.C. submarket of Herndon, Virginia, directly visible from the Dulles Toll Road. As of the date of this report, the single tenant of the building, Fannie Mae, has reduced its occupancy from 228,000 square feet to approximately 99,000 square feet and renewed its lease on a short term basis indicating to us that it intended to completely vacate the building some time in 2012. Our Advisor’s third party local leasing agent continues its broad marketing campaign for the building as available for lease. Based upon leasing results, our Advisor will determine the longer term strategic direction for this investment, which could include re-tenanting the building and refinancing its existing fixed rate mortgage on a longer term basis (it currently matures on September 1, 2013), or selling the property. Under either of these alternatives, our Advisor believes Monument IV at Worldgate continues to represent significant value to us.

2011 Key Events and Accomplishments

On August 31, 2011, we entered into a two-year loan extension on the $35,195 mortgage loan collateralized by Monument IV at Worldgate. The mortgage loan now matures on September 1, 2013, but, subject to certain conditions, can be extended at our option for an additional year. The loan continues to bear interest at 5.29% and is interest-only throughout the extension. At the closing of the loan extension, we contributed $3,300 in cash reserves to the lender, funded from cash on hand, to be used for future leasing costs and debt service. This additional contribution brings accumulated cash reserves to $7,079 for future re-tenanting and debt service. Pursuant to the loan extension, we will be required to escrow additional cash reserves of $550, quarterly.

On September 14, 2011, we declared a dividend in the amount of $0.55 per share to holders of our common stock of record as of September 30, 2011, which was paid on November 7, 2011. On January 23, 2012, our board of directors declared a dividend of $0.55 per Share to stockholders of record as of March 30, 2012, payable on May 4, 2012. Future dividends, if any, will be made at the discretion of our board of directors and will depend on our earnings, financial condition, maintenance of our REIT status and such other factors as the Board may deem relevant from time to time.

Results of Operations

General

Our revenues are primarily received from tenants in the form of fixed minimum base rents and recoveries of operating expenses. Our expenses primarily relate to the costs of operating and financing the properties. Our share of the net income or net loss from Unconsolidated Properties is included in the equity in income of unconsolidated affiliates. We believe the following analyses of comparable real estate investments provide important information about the operating results of our real estate investments, such as trends in total revenues or operating expenses that may not be as apparent in a period-over-period comparison of the entire Company.

Results of Operations for the years ended December 31, 2011 and 2010:

Comparable real estate investments represent properties currently classified as continuing operations and owned by us for the year ended on December 31, 2011, which were also owned by us for the year ended on December 31, 2010 and included all of our Consolidated Properties as of December 31, 2011, except for Georgia Door Sales Distribution Center and Metropolitan Park North, which are shown as discontinued operations.

Revenues

	Comparable Real Estate Investments
	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
Revenues:
Minimum rents	$73,453	$71,421	$2,032	2.8%
Tenant recoveries and other rental income	16,050	16,136	(86)	(0.5)%

Total revenues	$89,503	$87,557	$1,946	2.2%

Minimum rents increased by $2,032 between the year ended December 31, 2011 and the same period in 2010. The increase is primarily related to increases in occupancy at all our apartment properties resulting in an approximately $1,439 increase in minimum rents. The increase is also due to the collection of a lawsuit settlement of $765 over disputed rent charges with a tenant at The District at Howell Mill, $193 related to the accelerated amortization of the of the below-market lease liability at Marketplace at Northglenn due to the Borders bankruptcy and $52 related to favorable foreign exchange rates during the year ended December 31, 2011 as compared to the year ended December 31, 2010. Partially offsetting the increases were decreases in minimum rents at the Dignity Health Office Portfolio of approximately $715, related to decreases in rental rates for newly-signed leases during the year ended December 31, 2011 as compared to the same period in 2010.

Included in minimum rents, as a net increase, are above- and below-market lease amortization of $2,667 and $2,349 for the years ended December 31, 2011 and 2010, respectively. Also included in minimum rents is straight-line rental income, representing rents recognized prior to being billed and collectible as provided by the terms of the lease, which caused an increase of $417 and a decrease of $605 for the years ended December 31, 2011 and 2010, respectively.

Tenant recoveries relate mainly to real estate taxes and certain property operating expenses that are paid by us and are recoverable under the various tenants’ leases. Tenant recoveries and other rental income decreased by $86 for the year ended December 31, 2011 as compared to the same period in 2010. The decrease was primarily the result of decreased recoveries of $81 at the Dignity Health Office Portfolio mainly related to a new master lease with Dignity Health which was made retroactive to 2010. The lease terms result in lower operating expense recoveries in the current year in addition to a retroactive adjustment of 2010 recovery revenue. Also adding to the overall decrease were lower recoveries of $52 at Monument IV at Worldgate, primarily related to lower real estate taxes for the year ended December 31, 2011 as compared to the same period in 2010, which were related to property reassessments in the current year.

Operating Expenses

	Comparable Real Estate Investments
	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
Operating expenses:
Real estate taxes	$9,951	$9,480	$471	5.0%
Property operating	23,111	22,755	356	1.6%
Manager and advisor fees	2,806	3,264	(458)	(14.0)%
Company level expenses	2,091	1,822	269	14.8%
Provision for doubtful accounts	433	889	(456)	(51.3)%
General and administrative	549	882	(333)	(37.8)%
Provision for impairment of real estate, net	14,934	(1,644)	16,578	1008.4%
Depreciation and amortization	23,463	25,849	(2,386)	(9.2)%

Total operating expenses	$77,338	$63,297	$14,041	22.2%

Real estate tax expense increased by $471 for the year ended December 31, 2011 compared to the same period of 2010, mainly due to increases of $443 at the Dignity Health Office Portfolio and $116 at the Marketplace at Northglenn related to property reassessments in 2010 made retroactive to 2005, resulting in refunds in the prior year. The increases were partially offset by a decrease of $46 at Monument IV at Worldgate as a result of a property reassessment in the current year.

Property operating expenses consist of the costs of ownership and operation of the real estate investments, many of which are recoverable under net leases. Examples of property operating expenses include insurance, utilities, and repair and maintenance expenses. Property operating expenses increased by $356 for the year ended December 31, 2011 as compared to the same period in 2010. This increase is primarily related to increased Turn costs at our student-oriented apartment communities totaling $312.

Manager and advisor fees relate to the fixed and variable management and advisory fees earned by the Former Manager and Advisor. Fixed fees increase or decrease based on changes in our NAV. NAV will be impacted by changes in the fair value of our properties and the related debt. Variable fees are calculated as a formula of cash flow generated from owning and operating the real estate investments and will fluctuate as future cash flows fluctuate. The decrease in manager and advisor fees from 2010 to 2011 relates mainly to a decrease in NAV as well as a decrease in the variable base fee during the year ended December 31, 2011 as compared to the same year ended December 31, 2010, related to properties sold in 2010.

Our Company level expenses in 2010 were subject to the Expense Limitation Agreement with the Former Manager (See Note 9), which limited certain expenses to 0.75% of NAV. These expenses related mainly to our compliance and administration related costs. The Expense Limitation Agreement expired on December 31, 2010. As a result, we have been responsible for all expenses incurred since January 1, 2011. Company level expenses increased by $269 for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily due to an increase in legal fees related to Company level activities.

Provision for doubtful accounts relates to receivables deemed as potentially uncollectible due to the age of the receivable or the status of the tenant. Provision for doubtful accounts decreased by $456 for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily related to decreases of $592 and $100 at the Dignity Health Office Portfolio and Cabana Beach Gainesville, respectively due to collection of previously reserved accounts and fewer past due accounts. This decrease was partially offset by increases of $263 at Marketplace at Northglenn due to tenant bankruptcies that occurred during 2011.

General and administrative expenses relate mainly to property expenses unrelated to property operations. General and administrative expenses decreased by $333 for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily due to the reimbursement of $155 of legal expenses related to the successful settlement of a tenant lawsuit over disputed rent charges at The District at Howell Mill which expenses were incurred in 2010. The decreases were also related to lower legal fees of $127 and $68 at the Dignity Health Office Portfolio and Railway Street Corporate Centre, respectively, for various legal and professional services for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

The net provision for impairment of real estate relates to assets whose estimated future undiscounted cash flows have decreased below the carrying value. A provision for impairment of real estate is recorded to write the property down from its carrying value to its fair value. Net recovery of provision for impairment of real estate related to the change in fair value of properties previously classified as held for sale, which have now been placed in held for use. Net provision for impairment of real estate increased by $16,578 for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily due to $14,934 of impairment charges taken on the Marketplace at Northglenn during the year ended December 31, 2011 as we decreased our hold period of the property due to the property’s projected cash flows no longer covering the property’s debt service as a result of the Borders bankruptcy and lower rental rates on newly signed lease renewals. Additionally, there was a $1,644 recovery of previously recorded impairment charges at 4001 North Norfleet Road and 105 Kendall Park Lane recorded during the year ended December 31, 2010 that did not occur during the year ended December 31, 2011 related to the assets returned to held-for-use status during the period.

Depreciation and amortization expense will be impacted by the values assigned to buildings, personal property and in-place lease assets as part of the initial purchase price allocation. The decrease of $2,386 in depreciation and amortization expense for the year ended December 31, 2011 as compared to the year ended December 31, 2010 relates to decreases of $1,234, $531, and $386 at Cabana Beach Gainesville, Campus Lodge Columbia, and the Dignity Health Office Portfolio, respectively, due to in-place lease assets and personal property becoming fully amortized during 2011. Additionally, a $305 decrease at the Marketplace at Northglenn was caused by impairment charges taken on those assets in 2010 and 2011, respectively, which decreased the depreciable asset base.

Other Income and Expenses

	Comparable Real Estate Investments
	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
Other income and (expenses):
Interest expense	$(30,847)	$(31,217)	$370	1.2%
Equity in loss of unconsolidated affiliates	(1,493)	(2,373)	880	37.1%

Total other income and (expenses):	$(32,340)	$(33,590)	$1,250	3.7%

Interest expense decreased by $370 for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This was due to lower principal balances on various loans that have amortized and the payoff of our term loan which in the aggregate resulted in a decrease of $1,034. The decreases were partially offset by an increase of $584 related to the default on the Marketplace at Northglenn mortgage loan payable resulting in a higher average interest rate for the year ended December 31, 2011 over the same period in 2010. Interest expense includes the amortization of deferred finance fees of $639 and $769 for the year ended December 31, 2011 and 2010, respectively. Also included in interest expense for both years ended December 31, 2011 and 2010, as a net reduction, is amortization of debt premium and discount associated with the assumption of debt of $214.

Equity in loss of unconsolidated affiliates decreased by $880 as equity in the loss from Legacy Village decreased by $501 from equity loss of $383 for the year ended December 31, 2010 to equity income of $118 for the year ended December 31, 2011. The decrease in net loss at Legacy Village was a result of decreased amortization expense, collection in 2011 of accounts previously reserved in 2010 as well as a decrease in interest expense due to scheduled principal amortization for the year ended December 31, 2011 as compared to the same period 2010. Equity in loss at 111 Sutter Street decreased by $182 from equity loss of $1,793 for the year ended December 31, 2010 to equity loss of $1,612 for the year ended December 31, 2011. The decreased loss at 111 Sutter Street was primarily a result of a decrease in amortization expense and reduced real estate tax expense as a result of a successful tax appeal. As a result of the adoption of guidance related to variable interest entities on January 1, 2010, for the nine months ended September 30, 2010, 9800 South Meridian and 18922 Forge Drive were accounted for as unconsolidated affiliates. For the year ended December 31, 2010, we recorded an equity loss of $0 from 9800 South Meridian because we were not required to fund losses in the investment in excess of our initial investment and an equity loss of $197 from 18922 Forge Drive comprised of $231, which represents our allocation of net income from property operations, offset by $428 related to the loss on assignment. On September 30, 2010, we assigned our interests in the 9800 South Meridian and 18922 Forge Drive investments to our operating partner.

Discontinued Operations

	Total Company Real Estate Investments
	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
Discontinued Operations:
Income from discontinued operations	$537	$(28,222)	$28,759	101.9%
Gain on sale of discontinued operations	—	822	(822)	(100.0%)

Total income from discontinued operations	$537	$(27,400)	$27,937	101.9%

Properties included within discontinued operation for the years ended December 31, 2011 and 2010 included Havertys Furniture, 25850 S. Ridgeland, Georgia Door Sales Distribution Center, and Metropolitan Park North. The increase in income from discontinued operations is primarily related to the net provision for impairment of real estate classified as discontinued operations of $27,283 taken on properties during the year ended December 31, 2010 that was not taken during the year ended December 31, 2011.

The gain on sale of discontinued operations in 2010 is related to the sale of Havertys Furniture and 25850 S. Ridgeland.

Results of Operations for the years ended December 31, 2010 and 2009:

Comparable real estate investments represent properties currently classified as continuing operations and owned by us for the year ended on December 31, 2010, which were also owned by us for the year ended on December 31, 2009 and included all of our Consolidated Properties as of December 31, 2010, except for Georgia Door Sales Distribution Center and Metropolitan Park North, which are shown as discontinued operations.

Revenues

	Comparable Real Estate Investments
	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Change	% Change
Revenues:
Minimum rents	$71,421	$70,728	$693	1.0%
Tenant recoveries and other rental income	16,136	17,854	(1,718)	(9.6)%

Total revenues	$87,557	$88,582	$(1,025)	(1.2)%

Minimum rents increased by $693 between the year ended December 31, 2010 and the same period in 2009. The increase is primarily due to increases at Cabana Beach Gainesville and Station Nine Apartments of approximately $1,035 and $187, respectively, due to increases in occupancy and Railway Street Corporate Center of $270 related to favorable foreign exchange rates during the year ended December 31, 2010 as compared to the year ended December 31, 2009. Partially offsetting the increases were decreases in minimum rents at the Dignity Health Office Portfolio and the Marketplace at Northglenn of approximately $641 and $310, respectively, mainly due to decreases in occupancy and rental rates for newly-signed leases during the year ended December 31, 2010 as compared to the same period in 2009.

Included in minimum rents, as a net increase, are above- and below-market lease amortization of $2,349 and $2,554 for the years ended December 31, 2010 and 2009, respectively. Also included in minimum rents is straight-line rental income, representing rents recognized prior to being billed and collectible as provided by the terms of the lease, which caused a decrease of $605 and an increase of $633 for the years ended December 31, 2010 and 2009, respectively.

Tenant recoveries relate mainly to real estate taxes and certain property operating expenses that are paid by us and are recoverable under the various tenants’ leases. Tenant recoveries and other rental income decreased by $1,718 for the year ended December 31, 2010 over the same period in 2009. The decrease was primarily due to decreases of $1,456 at the Dignity Health Office Portfolio due to lower occupancy and less recoverable real estate taxes and decreases of $139 and $102 at Monument IV at Worldgate and Marketplace at Northglenn, respectively, due to lower recoverable real estate taxes.

Operating Expenses

	Comparable Real Estate Investments
	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Change	% Change
Operating expenses:
Real estate taxes	$9,480	$11,017	$(1,537)	(14.0)%
Property operating	22,755	23,057	(302)	(1.3)%
Manager and advisor fees	3,264	6,413	(3,149)	(49.1)%
Company level expenses	1,822	2,353	(531)	(22.6)%
Provision for doubtful accounts	889	816	73	8.9%
General and administrative	882	1,405	(523)	(37.2)%
Provision for impairment of real estate, net	(1,644)	6,849	(8,493)	(124.0)%
Depreciation and amortization	25,849	29,256	(3,407)	(11.6)%

Total operating expenses	$63,297	$81,166	$(17,869)	22.0%

Real estate tax expense decreased by $1,537 for the year ended December 31, 2010 compared to the same period of 2009, mainly due to decreases of $921 at the Dignity Health Office Portfolio, $329 at the Marketplace at Northglenn, $198 at Campus Lodge Tampa and $129 at Monument IV at Worldgate as a result of property reassessments.

Property operating expenses consist of the costs of ownership and operation of the real estate investments, many of which are recoverable under net leases. Examples of property operating expenses include insurance, utilities, repair and maintenance expenses. Property operating expenses decreased by $302 related to decreases at the Dignity Health Office Portfolio of $624 mainly due to decreases in payroll costs for the property management company, electric utility costs due to lower occupancy and fewer repairs and maintenance projects during the year ended December 31, 2010 when compared to the year ended December 31, 2009. The decrease was partially offset by an increase of $286 in utilities and other operating costs at Cabana Beach Gainesville and $113 in operating costs at The Edge at Lafayette primarily due to an increase in occupancy at both properties during the year ended December 31, 2010 compared to the same period in 2009.

Manager and advisor fees relate to the fixed and variable management and advisory fees earned by the Former Manager and Advisor. Fixed fees increase or decrease based on changes in our NAV. NAV will be impacted by changes in the value of our properties and the related debt. Variable fees are calculated as a formula of cash flow generated from owning and operating the real estate investments and will fluctuate as future cash flows fluctuate. The decrease in Manager and Advisor fees from 2009 to 2010 relates mainly to a decrease in NAV and due to the Former Manager decreasing its fixed fee from 75 basis points to 10 basis points and electing to waive its portion of the variable fee.

Our Company level expenses in 2010 and 2009 were subject to the Expense Limitation Agreement with the Former Manager (See Note 9), which, prior to its expiration at December 31, 2010, limited certain expenses to 0.75% of NAV. These expenses relate mainly to our compliance and administration related costs. We record Company level expenses based on a calculation of 0.75% of NAV annually, calculated quarterly, limited to actual costs incurred by us during the current quarter plus reimbursable expenses carried forward from prior periods. Through December 31, 2010, expenses in excess of the 0.75% of NAV annually, calculated quarterly, will be carried forward for up to three years and may be reimbursed to the Former Manager in a year that Company expenses are less than 0.75% of NAV, but only to the extent Company expenses do not exceed 0.75% of NAV. As of December 31, 2010 and 2009, $136 and $0, respectively, of Company level expenses were being carried forward by the Former Manager. As the Expense Limitation Agreement has expired, we are now responsible for all expenses as incurred. The decrease in Company level expense for the year ended December 31, 2010 when compared to the year ended December 31, 2009 is due to decreases in professional service fees and insurance costs.

Provision for doubtful accounts relates to receivables deemed as potentially uncollectible due to the age of the receivable or the status of the tenant. Provision for doubtful accounts increased by $73 primarily related to an increase in uncollectible accounts at the Dignity Health Office Portfolio of $330 due to collection difficulties of expense recoveries and tenant bankruptcies that occurred during the year ended December 31, 2010 that did not occur in the same period in 2009. This increase was partially offset by decreases of $97, $52 and $35 at Campus Lodge Tampa, The District at Howell Mill and Campus Lodge Columbia, respectively, due to less bad debt expenses for the year ended December 31, 2010 as compared to the same period in 2009. An additional decrease was the result of a $53 collection of a past due account at Stirling Slidell Shopping Centre that has been reserved for in the prior year.

General and administrative expenses relate mainly to property expenses unrelated to property operations. General and administrative expenses decreased by $523 for the year ended December 31, 2010 as compared to the year ended December 31, 2009 primarily related to the expensing of $339 of pre-acquisition legal services related to the 2009 adoption of the authoritative guidance regarding acquisition costs, as well as a decrease of $115 at the Dignity Health Office Portfolio for various legal and professional services. The decreases were partially offset by increases of $84 and $31 at Railway Street Corporate Centre and The District at Howell Mill, respectively, due to property level legal services.

The net provision for impairment of real estate relates to assets whose estimated future undiscounted cash flows have decreased below the carrying value. A provision for impairment of real estate is recorded to write the property down from its carrying value to its fair value. Net recovery of provision for impairment of real estate related to the change in fair value of properties previously classified as held for sale which have now been placed in held for use. Net provision for impairment of real estate decreased by $8,493 for the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to impairment charges of $3,498 and $3,351 on 105 Kendall Park Lane and 4001 North Norfleet, respectively, in order to write the properties down to their fair values during the year ended December 31, 2009. We recorded a net recovery of provision for impairment of real estate of $1,644 for the year ended December 31, 2010 due to recovery of previously recorded impairment at 4001 North Norfleet Road and 105 Kendall Park Lane. Impairment was recovered when these previously-classified held-for-sale assets were returned to held-for-use status during the year ended December 31, 2010.

Depreciation and amortization expense will be impacted by the values assigned to buildings, personal property and in-place lease assets as part of the initial purchase price allocation. The decrease of $3,407 in depreciation and amortization expense for the year ended December 31, 2010 as compared to the year ended December 31, 2009 primarily relates to decreases of $1,781, $547, $397 and $158 at the Dignity Health Office Portfolio, Campus Lodge Tampa, Campus Lodge Athens and The District at Howell Mill, respectively, due to in-place lease assets and personal property becoming fully amortized during 2009. Additionally, 4001 North Norfleet Road and 105 Kendall Park Lane had decreases of $186 and $85, respectively, primarily related to decreased amortization of these assets which were written down to their fair values in 2009.

Other Income and Expenses

	Comparable Real Estate Investments
	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Change	% Change
Other income and (expenses):
Interest expense	$(31,217)	$(31,020)	(197)	(0.6)%
Equity in loss of unconsolidated affiliates	(2,373)	(8,277)	5,904	71.3%

Total other income and (expenses):	$(33,590)	$(39,297)	$5,707	14.5%

Interest expense decreased from 2009 to 2010 due to lower principal balances on various loans that have amortized. The decreases were partially offset by increases of $242 related to the Company’s term loan and $148 due to unfavorable exchange rates at Railway Street Corporate Centre for the year ended December 31, 2010 over the same period in 2009. Interest expense includes the amortization of deferred finance fees of $769 and $644 for the year ended December 31, 2010 and 2009, respectively. Also included in interest expense for both years ended December 31, 2010 and 2009, as a net reduction, is amortization of debt premium and discount associated with the assumption of debt of $214.

Equity in loss of unconsolidated affiliates decreased by $5,904 to equity loss of $2,373 for the year ended December 31, 2010 from equity loss of $8,277 for the year ended December 31, 2009 due primarily to an impairment charge of $7,269 taken on our investment in Legacy Village during the year ended December 31, 2009. The decrease was partially offset by an increase in the equity loss at Legacy Village of $28 to $383 for the year ended December 31, 2010 from equity loss of $355 for the year ended December 31, 2009 due to lower minimum rents for newly-signed leases. Additionally, the decrease is partially offset by an increase of $1,141 in equity loss at 111 Sutter Street from equity loss of $652 for the year ended December 31, 2009 to equity loss of $1,793 for the year ended December 31, 2010. The increase in equity loss at 111 Sutter Street was a result of lower minimum rents for newly-signed leases during the year ended December 31, 2010. As a result of the adoption of guidance related to variable interest entities, 2010 is the initial period that 9800 South Meridian and 18922 Forge Drive were accounted for as unconsolidated affiliates. For the year ending December 31, 2010, the Company recorded equity income of $197 from 18922 Forge Drive which represents our allocation of net income from property operations. On September 30, 2010, the Company assigned its interests in the 9800 South Meridian and 18922 Forge Drive investments to our operating partner and received a distribution of $1,000 from property cash reserves. The Company recorded a loss on the assignments of $428.

Discontinued Operations

	Total Company Real Estate Investments
	Year Ended December 31, 2010	Year Ended December 31, 2009	$ Change	% Change
Discontinued Operations:
Loss from discontinued operations	$(28,222)	$(12,465)	$(15,757)	(126.4)%
Gain on sale of discontinued operations	822	2,530	(1,708)	(67.5)%

Total loss from discontinued operations	$(27,400)	$(9,935)	$(17,465)	(175.8)%

Properties included within discontinued operation for the years ended December 31, 2010 and 2009 included Hagemeyer Distribution Center, Waipio Shopping Center, Havertys Furniture, 25850 S. Ridgeland, Georgia Door Sales Distribution Center, and Metropolitan Park North. The increase in loss from discontinued operations is primarily related to an increase of $15,446 in the net provision for impairment taken on properties. For the year ended December 31, 2009, Georgia Door Sales Distributions Center, Havertys Furniture, 25850 S. Ridgeland and Metropolitan Park North recognized impairment charges of $27,283. For the year ended December 31, 2009, Georgia Door Sales Distributions Center, Havertys Furniture, 25850 S. Ridgeland and 9800 South Meridian recognized impairment charges of $11,837.

The decrease of $1,708 in the gain on sale of discontinued operations is related to the gain on sale of Havertys and 25850 S. Ridgeland during the year ended December 31, 2010 compared to the gain on sale of Hagemeyer Distribution Center and Waipio Shopping Center in 2009.

Liquidity and Capital Resources

Our primary uses and sources of cash are as follows:

Uses	Sources

Short-term liquidity and capital needs such as:

•      Interest payments on debt

•      Distributions to stockholders

•      Fees payable to the Manager and the Advisor

•      Minor improvements made to individual properties that are not recoverable through expense recoveries or common area maintenance charges to tenants

•      General and administrative costs

•      Other Company level expenses

•      Lender escrow accounts for real estate taxes, insurance and capital expenditures

•      Operating cash flow, including the receipt of distributions of our share of cash flow produced by our unconsolidated real estate affiliates

•      Proceeds from secured loans collateralized by individual properties

•      Sales of our Common Stock, if we resume sales of Shares

Longer-term liquidity and capital needs such as:

•      Acquisitions of new real estate

•      Expansion of existing properties

•      Tenant improvements and leasing commissions

•      Debt repayment requirements, including both principal and interest

•      Repurchases of our Common Stock

• Sales of real estate investments • Draws from lender escrow accounts

The sources and uses of cash for the years ended December 31, 2011 and 2010 were as follows:

	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change
Net cash provided by operating activities	$19,331	$19,040	$291
Net cash (used in) provided by investing activities	(12,656)	42,680	(55,336)
Net cash used in financing activities	(12,102)	(72,548)	60,446

Net cash provided by operating activities increased by $291 for the year ended December 31, 2011, as compared to the same period in 2010, due in part to an increase in our operating income after making adjustments to reconcile the net loss to the net cash provided by operating activities of $718. Also affecting our net cash provided from operating activities are changes in our working capital, which include tenant accounts receivable, prepaid expenses and other assets, Manager and Advisor fee payable, and accounts payable and accrued expenses. These changes in our working capital totaled $427 between the year ended December 31, 2011 and 2010, and were mainly due to the following items:

•	an increase in accounts receivable of $346 due to timing of receipts and an increase in prepaid expenses and other assets of $302 in 2011 related to timing of payments.

•

a decrease in accounts payable, real estate tax payable and other accrued expenses of $431 due to the timing of payments and partially offset by an increase in accrued interest payable due to the default interest rate being accrued at the Marketplace at Northglenn.

Cash (used in) provided by investing activities decreased primarily as a result of the proceeds received from selling Havertys Furniture and 25850 S. Ridgeland in the aggregate amount of $53,382 in 2010. Additionally, there was an increase in capital improvement and lease commission payments of $2,770 for the year ended December 31, 2011 as compared to the year ended December 31, 2010 due to an increase in building improvements and costs associated with newly signed leases.

Cash used in financing activities decreased for the year ended December 31, 2011 over the same period in 2010 primarily due to a decrease in credit facility payments of $17,500 and a decrease in mortgage note payments of $44,982 as a result of loan pay downs occurring in 2010. This was partially offset by $1,858 of distributions paid to stockholders during the year ended December 31, 2011 which did not occur during the same period of 2010.

Financing

We have relied primarily on fixed-rate financing, locking in what were favorable spreads between real estate income yields and mortgage interest rates and have tried to maintain a balanced schedule of debt maturities. We attempted to limit overall portfolio leverage to 65% at the time we made our investments (portfolio leverage is calculated as our share of the current property debt balance divided by the fair value of all our real estate investments). Declining commercial property values have caused our portfolio leverage to increase above our target leverage ratio of 65%. Based upon the valuation declines in our portfolio, we estimate our current loan-to-value to be approximately 77%.

The following Consolidated Debt table provides information on the outstanding principal balances and the weighted average interest rate at December 31, 2011 and 2010 for such debt. The Unconsolidated Debt table provides information on our pro rata share of debt associated with our unconsolidated joint ventures.

Consolidated Debt

	2011		2010
	Principal Balance	Weighted Average Interest Rate	Principal Balance	Weighted Average Interest Rate
Fixed rate debt (1)	$584,245	6.10%	$594,340	5.58%

(1)

On October 5, 2011, Marketplace at Northglenn defaulted on its mortgage loan payable obligation. The outstanding amount of the mortgage loan is approximately $61,269, bearing interest at a fixed-rate of 5.50% and was scheduled to mature in January 2016. The loan contains an acceleration clause in which the lender declared the outstanding loan balance immediately due and payable on October 17, 2011. During the time the default exists, the lender may charge default interest at a rate of 10.50%. The loan is non-recourse to the Company. On February 10, 2012, the lender of the mortgage loan payable on Marketplace at Northglenn filed to foreclose on the property with the county of Adams, CO. We believe that we will ultimately relinquish our ownership of this property to the lender in a deed in lieu of foreclosure transaction or other alternative including foreclosure in satisfaction of the mortgage.

Unconsolidated Debt

	2011		2010
	Pro-rata share of Principal Balance	Weighted Average Interest Rate	Pro-rata share of Principal Balance	Weighted Average Interest Rate
Fixed rate debt	$85,086	5.60%	$87,133	5.60%

We currently only have fixed-rate financing with maturities through 2027.

Covenants

At December 31, 2011, we were in compliance with all debt covenants except for Marketplace at Northglenn as noted above.

On February 10, 2012, we defaulted on our mortgage loan payable obligation collateralized by Metropolitan Park North. On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure with the lender.

Line of Credit / Term Loan

On February 19, 2010, we replaced our existing line of credit with a $17,000 term loan with a $6,000 letter of credit sub-limit provided by PNC Bank, National Association. The term loan bore interest at LIBOR plus 3.75%, with a LIBOR floor of 1.00%. The term loan required quarterly principal amortization of $2,125 and could be prepaid without penalty. We fully paid the term loan on November 19, 2010.

Our previous $50,000 line of credit agreement, which expired in February 2010, was provided by PNC Bank, National Association, BMO Capital Markets Financing, Inc. and Bank of America, N.A. (“BANA”), an affiliate of the Former Manager. The line of credit carried an interest rate that approximates LIBOR plus 1.50% to 2.00% based on certain covenant provisions or a base rate which was the greater of (i) the interest rate per annum announced from time to time by the lender, as its prime rate or (ii) the Federal Funds effective rate plus 0.75%.

Other Sources

On November 14, 2011, the Company filed with the SEC a registration statement for the continuous offering on a “best efforts” basis of up to $3 billion in any combination of two new classes of common stock designated as Class A and Class M common stock, which is subject to revision based on review and comment by the regulatory bodies. We intend to use the net proceeds from this offering, which are not used to pay the fees and other expenses attributable to our operations, to (1) grow and further diversify our portfolio by making investments in accordance with our investment strategy and policies, (2) reduce borrowings and repay indebtedness incurred under various financing instruments and (3) fund repurchases under our share repurchase plan. We cannot provide assurance if or when our proposed public offering will be approved or commence.

Contractual Cash Obligations and Commitments

The following table below aggregates our contractual obligations and commitments with payments due subsequent to December 31, 2011. The table does not include commitments with respect to the purchase of services from our Advisor, as future payments due on such commitments cannot be determined.

		Payments due by period
Obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term debt (1)	$856,247	$121,606	$452,643	$130,795	$151,203
Loan escrows	6,200	2,999	3,056	145	—
Tenant obligations	2,520	2,520	—	—	—

Total	$864,967	$127,125	$455,699	$130,940	$151,203

(1)	Includes interest expense calculated using the effective interest rates of the underlying borrowings for all fixed-rate debt at December 31, 2011, which was 6.01%.

As our portfolio of properties has been relatively static over the last three years (except for selected dispositions) and in response to the broader financial crisis and recessionary environment, we have prioritized the use of cash generated from operations and dispositions to strengthen our balance sheet. This strengthening has occurred as we have paid off our term loan, and we have substantially increased our liquidity through accumulating cash reserves that may be necessary for the management of our properties.

As described earlier, Marketplace at Northglenn defaulted on its mortgage loan payable obligation. The loan contains an acceleration clause in which the lender declared the outstanding loan balance immediately due and payable on October 17, 2011. The outstanding balance as of December 31, 2011 of approximately $61,269 is presented in the less than one year column in the table above. We expect that we will ultimately relinquish our ownership of this property to the lender in a deed in lieu of foreclosure or other alternative transaction including foreclosure in satisfaction of the mortgage and will not be required to fund from cash to satisfy this obligation.

We have one long-term debt maturity balloon payment due in September 2012 collateralized by 105 Kendall Park Lane in the aggregate amount of $12,371. We will either sell this property, refinance this loan, or refinance a portion of this loan, with a new long-term loan funding the difference with cash on hand. However, there can be no assurance that we will have such cash available at the time this debt matures.

We intend to actively monitor and manage our available liquidity to ensure the long-term viability of the Company.

Commitments

The Dignity Health Office Portfolio mortgage debt requires that we deposit an annual amount of $855, up to a cumulative maximum of $1,900, into an escrow account to fund future tenant improvements and leasing commissions. The amount of the escrow funded by each of the fifteen buildings in the portfolio is capped individually pursuant to each loan agreement. At December 31, 2011, we had approximately $1,401 deposited in this escrow, and we expect to fund approximately $855 during 2012. We are also required to deposit approximately $151 per year into an escrow account to fund capital expenditures. At December 31, 2011, our capital account escrow account balance was $409. These escrow accounts allow us to withdraw funds as we incur costs related to tenant improvements, leasing commissions and capital expenditures. Additionally, monthly we are required to fund an escrow account for the future payment of real estate taxes and insurance costs in an amount equal to 1/12th of the estimated insurance premium and real estate taxes. At December 31, 2011, our insurance and real estate tax escrow balance was $712. We expect to fund the escrow requirements with operating cash flows generated by the portfolio and cash on hand.

The mortgage loan collateralized by Metropolitan Park North required that we post a $3,900 reserve in escrow to cover costs of certain tenant improvements, leasing commissions, rent concessions, and lost rental income in connection with re-leasing the space currently occupied by Nordstrom, a major anchor tenant of the building. Since Nordstrom did not renew its lease for all its space at Metropolitan Park North, we were obligated to post an additional $2,800 reserve into the escrow on September 30, 2010. We did not post the $2,800 reserve. On February 9, 2011, we amended the mortgage loan collateralized by Metropolitan Park North. The terms of the modification include an agreement to sweep all future cash flow to the lender and to use the $3,900 reserve to pay down the principal balance of the loan. Additionally, we were released from our obligation to post an additional $2,800 reserve. Other amendments include changing the loan to interest only until February 1, 2012, and granting the lender certain approval rights over various operating decisions. On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure with the lender.

The mortgage loan extension signed on August 31, 2011, collateralized by Monument IV at Worldgate requires the Company to reserve all rental payments received from the tenant to be used for leasing costs and real estate taxes. As of December 31, 2011, cash totaling $7,079 had been reserved. We are also required to deposit $550 quarterly into the reserve which we expect to fund from cash on hand. The lender will return the reserve to the Company if the following conditions are met: (1) no default has occurred and remains outstanding and either the tenant renewed its lease or the space has been re-leased to a new tenant(s); or (2) the mortgage loan is paid in full. We are in process of re-leasing the building to new tenant(s).

The debt associated with six of the Company’s student-oriented apartment communities requires that we deposit a total of $224 per year into a replacement reserve to fund future furniture replacement costs. As of December 31, 2011, we had deposited approximately $345 into this escrow. We expect to fund the loan escrows from property operations. These reserve accounts allow us to withdraw funds as we incur costs related to furniture replacement.

As part of the lease with our single tenant at the 4001 North Norfleet Road property, we provided the tenant a right to expand the current building by up to 286,000 square feet of space. If the tenant exercises this right, we will be obligated to construct this expansion space. The tenant has the right to notify us of their desire to expand at any time prior to February 28, 2016 (the end of the ninth year of the lease), or if the lease is extended, until any time prior to the end of the fourth year of any extension. As of December 31, 2011, we had not received an expansion notice from the tenant.

Off Balance Sheet Arrangements

Letters of credit are issued in most cases as additional collateral for mortgage debt on properties we own. At December 31, 2011 and 2010, we had approximately $150 and $5,580, respectively, in outstanding letters of credit, none of which are reflected as liabilities on our balance sheet. We have no other off balance sheet arrangements.

REIT Requirements

To remain qualified as a real estate investment trust for federal income tax purposes, we must distribute or pay tax on 100% of our capital gains and distribute at least 90% of REIT taxable income to stockholders.

The following factors, among others, will affect operating cash flow and, accordingly, influence the decisions of our board of directors regarding distributions:

•	scheduled increases in base rents of existing leases;

•	changes in minimum base rents and/or overage rents attributable to replacement of existing leases with new or renewal leases;

•	changes in occupancy rates at existing properties and procurement of leases for newly acquired or developed properties;

•	necessary capital improvement expenditures or debt repayments at existing properties; and

•	our share of distributions of operating cash flow generated by the unconsolidated real estate affiliates, less management costs and debt service on additional loans that have been or will be incurred.

We anticipate that operating cash flow, cash on hand, proceeds from dispositions of real estate investments, or refinancings will provide adequate liquidity to conduct our operations, fund general and administrative expenses, fund operating costs and interest payments and allow distributions to our stockholders in accordance with the requirements of the Code.

Item 8. Financial Statements and Supplementary Data.

See “Index to Financial Statements” on page 25 of this Form 8-K.

Item 14 Principal Accounting Fees and Services.

The information appearing in our 2012 Proxy Statement under the headings “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Pre-Approval Policies and Procedures” is incorporated herein by reference.

The financial statements of the Company have been audited by PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, as stated in its report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On November 14, 2011, the Company changed its corporate legal name from Excelsior LaSalle Property Fund, Inc. to Jones Lang LaSalle Income Property Trust, Inc. and entered into an Assignment and Amendment Agreement (the “Assignment Agreement”) with the Former Manager and LaSalle whereby the Former Manager assigned to LaSalle all of its rights, duties and obligations as Manager of the Company under (1) the Amended and Restated Management Agreement by and between the Company and the Former Manager and (2) the Advisory Agreement by and among the Company, the Former Manager and LaSalle. As a result, LaSalle became the Manager of the Company and the Former Manager no longer has any responsibilities for the management of the Company pursuant to the Management Agreement or the Advisory Agreement. LaSalle continues to serve as the Advisor to the Company under the Advisory Agreement, a capacity in which it has served since the Company’s inception. As a result of the assignment, the Company’s affiliates now include entities that are controlled by (or affiliated with) LaSalle.

In order to assess PwC’s ability to continue as the independent auditors of the Company and to report on the financial statements filed on Form 10-K, PwC initiated an independence assessment of the LaSalle entities that became affiliates of the Company after the Company entered into the Assignment Agreement. During the course of the independent assessment, PwC identified two relationships between PwC and LaSalle that are not in accordance with the auditor independence rules of the SEC, Rule 2-01(c)(3) of Regulation S-X. The two relationships are joint business relationships between PwC and affiliates of LaSalle, which are under common control with LaSalle, that were each established to serve a client. Prior to November 14, 2011, these service relationships did not affect PwC’s independence.

PwC communicated these matters to the Company’s Audit Committee. The Audit Committee and PwC individually considered the impact that these relationships have on PwC’s independence with respect to the Company and concluded that neither of these relationships, individually or together, impairs PwC’s ability to exercise objective and impartial judgment on issues encompassed within the audit of the Company’s financial statements.

In making this determination, the Audit Committee and PwC considered, among other things, the fact that the two previously mentioned business relationships were entered into at a time when PwC had no independence restriction with the two applicable entities. The independence restriction arises only as a result of the assignment of the management agreement pursuant to the Assignment Agreement. Further, the entities through which PwC has the business relationships operate independently from LaSalle and their operating results have no effect on LaSalle or the Company. The Audit Committee and PwC also considered the extent of audit work performed and fees paid to PwC in connection with the 2011 audit prior to November 14, 2011 and the absence of interaction between the joint business relationship teams, the Company auditors and LaSalle management involved with the Company.

Due to the ongoing nature of the joint business relationships described above, PwC resigned as the Company’s auditor upon completion of its 2011 audit.

Jones Lang LaSalle Income Property Trust, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Jones Lang LaSalle Income Property Trust, Inc:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Jones Lang LaSalle Income Property Trust, Inc. and its subsidiaries (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

March 8, 2012, except with respect to our opinion on the consolidated financial statements in so far as it relates to the effects of discontinued operations discussed in Note 3A, as to which the date is June 26, 2012.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts

	December 31,
	2011	2010
ASSETS
Investments in real estate:
Land (including from VIEs of $32,593 and $32,593, respectively)	$107,171	$110,332
Buildings and equipment (including from VIEs of $230,931 and $238,500, respectively)	691,457	709,408
Less accumulated depreciation (including from VIEs of $(22,143) and $(24,846) respectively)	(83,137)	(76,028)

Net property and equipment	715,491	743,712
Investments in unconsolidated real estate affiliates	26,184	27,675

Net investments in real estate	741,675	771,387
Cash and cash equivalents (including from VIEs of $2,462 and $2,637, respectively)	28,033	33,431
Restricted cash (including from VIEs of $2,936 and $1,454, respectively)	18,367	11,751
Tenant accounts receivable, net (including from VIEs of $1,025 and $1,164, respectively)	2,301	2,254
Deferred expenses, net (including from VIEs of $952 and $1,113, respectively)	4,875	4,137
Acquired intangible assets, net (including from VIEs of $5,058 and $5,568, respectively)	33,909	42,097
Deferred rent receivable, net (including from VIEs of $1,013 and $711, respectively)	4,772	4,816
Prepaid expenses and other assets (including from VIEs of $345 and $442, respectively)	1,118	816

TOTAL ASSETS	$835,050	$870,689

LIABILITIES AND EQUITY
Mortgage notes and other debt payable, net (including from VIEs of $189,695 and $191,288, respectively)	$582,495	$592,804
Accounts payable and other accrued expenses (including from VIEs of $2,709 and $2,536, respectively)	9,214	10,377
Accrued interest (including from VIEs of $921 and $928, respectively)	4,265	2,541
Accrued real estate taxes (including from VIEs of $574 and $477, respectively)	1,132	2,162
Manager and advisor fees payable	648	777
Acquired intangible liabilities, net	6,217	9,319

TOTAL LIABILITIES	603,971	617,980
Commitments and contingencies	—	—
Equity:
Common stock: $0.01 par value; 100,000,000 shares authorized; 4,147,140 and 4,135,635 shares issued and outstanding at December 31, 2011 and 2010, respectively	41	41
Additional paid-in capital	453,861	453,244
Accumulated other comprehensive income	322	462
Distributions to stockholders	(80,636)	(78,361)
Accumulated deficit	(153,327)	(133,939)

Total Jones Lang LaSalle Income Property Trust, Inc. stockholders’ equity	220,261	241,447

Noncontrolling interests	10,818	11,262

Total equity	231,079	252,709

TOTAL LIABILITIES AND EQUITY	$835,050	$870,689

The abbreviation “VIEs” above means Variable Interest Entities.

See notes to consolidated financial statements.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

$ in thousands, except per share amounts

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Revenues:
Minimum rents	$73,453	$71,421	$70,728
Tenant recoveries and other rental income	16,050	16,136	17,854

Total revenues	89,503	87,557	88,582
Operating expenses:
Real estate taxes	9,951	9,480	11,017
Property operating	23,111	22,755	23,057
Manager and advisor fees	2,806	3,264	6,413
Company level expenses	2,091	1,822	2,353
Provision for doubtful accounts	433	889	816
General and administrative	549	882	1,405
Provision for impairment of real estate, net	14,934	(1,644)	6,849
Depreciation and amortization	23,463	25,849	29,256

Total operating expenses	77,338	63,297	81,166

Operating income	12,165	24,260	7,416
Other income and (expenses):
Interest expense	(30,847)	(31,217)	(31,020)
Equity in loss of unconsolidated affiliates	(1,493)	(2,373)	(8,277)

Total other income and (expenses)	(32,340)	(33,590)	(39,297)

Loss from continuing operations	(20,175)	(9,330)	(31,881)
Discontinued operations:
Income (loss) from discontinued operations	537	(28,222)	(12,465)
Gain on sale of discontinued operations	—	822	2,530

Total income (loss) from discontinued operations	537	(27,400)	(9,935)

Net loss	(19,638)	(36,730)	(41,816)

Plus: Net loss attributable to the noncontrolling interests	250	1,090	2,205

Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc.	(19,388)	(35,640)	(39,611)
Net loss from continuing operations attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$(4.82)	$(1.99)	$(7.19)
Total income (loss) from discontinued operations per share-basic and diluted	$0.13	$(6.63)	$(2.40)
Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$(4.69)	$(8.62)	$(9.59)
Weighted average common stock outstanding-basic and diluted	4,137,298	4,135,635	4,128,290

Other comprehensive (loss) income:
Foreign currency translation adjustment	(140)	501	1,846

Total other comprehensive (loss) income	(140)	501	1,846

Net comprehensive loss	$(19,528)	$(35,139)	$(37,765)

See notes to consolidated financial statements.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY

$ in thousands, except per share amounts

	Common Stock		Additional Paid In Capital	Accumulated Other Comprehensive Income (loss)	Distributions to Stockholders	Accumulated Deficit	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance, December 31, 2008	4,032,563	$40	$443,808	$(1,885)	$(74,755)	$(58,635)	$15,043	$323,616
Issuance of common stock	103,072	1	9,436	—	—	—	—	9,437
Net loss	—	—	—	—	—	(39,611)	(2,205)	(41,816)
Other comprehensive income	—	—	—	1,846	—	—	—	1,846
Cash contributed from noncontrolling interests	—	—	—	—	—	—	639	639
Cash distributed to noncontrolling interests	—	—	—	—	—	—	(793)	(793)
Distributions declared ($0.875 per share)	—	—	—	—	(3,606)	—	—	(3,606)

Balance, December 31, 2009	4,135,635	$41	$453,244	$(39)	$(78,361)	$(98,246)	$12,684	$289,323
Cumulative effect of change in accounting principle	—	—	—	—	—	(53)	(104)	(157)

Balance, January 1, 2010	4,135,635	$41	$453,244	$(39)	$(78,361)	$(98,299)	$12,580	$289,166
Net loss	—	—	—	—	—	(35,640)	(1,090)	(36,730)
Other comprehensive income	—	—	—	501	—	—	—	501
Cash contributed from noncontrolling interests	—	—	—	—	—	—	529	529
Cash distributed to noncontrolling interests	—	—	—	—	—	—	(757)	(757)
Distributions declared ($0.00 per share)	—	—	—	—	—	—	—	—

Balance, December 31, 2010	4,135,635	$41	$453,244	$462	$(78,361)	$(133,939)	$11,262	$252,709
Issuance of common stock	11,505	—	617	—	—	—	—	617
Net loss	—	—	—	—	—	(19,388)	(250)	(19,638)
Other comprehensive loss	—	—	—	(140)	—	—	—	(140)
Cash contributed from noncontrolling interests	—	—	—	—	—	—	756	756
Cash distributed to noncontrolling interests	—	—	—	—	—	—	(950)	(950)
Distributions declared ($0.55 per share)	—	—	—	—	(2,275)	—	—	(2,275)

Balance, December 31, 2011	4,147,140	$41	$453,861	$322	$(80,636)	$(153,327)	$10,818	$231,079

See notes to consolidated financial statements.

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

$ in thousands, except per share amounts

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,638)	$(36,730)	$(41,816)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation (including discontinued operations)	17,234	19,429	22,574
Amortization of in-place lease intangible assets (including discontinued operations)	7,474	8,856	12,774
Amortization of net above-and below-market in-place leases (including discontinued operations)	(2,396)	(1,783)	(1,068)
Amortization of financing fees (including discontinued operations)	765	848	864
Amortization of debt premium and discount (including discontinued operations)	(214)	(214)	(214)
Amortization of lease commissions (including discontinued operations)	672	727	774
Gain on sale of discontinued operations	—	(822)	(2,530)
Gain on disposal of fixed assets	(124)	—	—
Loss on extinguishment of debt (including discontinued operations)	—	242	90
Provision for doubtful accounts (including discontinued operations)	452	889	861
Straight line rent (including discontinued operations)	(112)	368	(878)
Impairment of real estate (including discontinued operations)	14,934	25,639	18,686
Equity in loss of unconsolidated affiliates	1,493	2,373	8,277
Net changes in assets and liabilities:
Tenant accounts receivable	(346)	333	(665)
Prepaid expenses and other assets	(302)	249	468
Manager and advisor fees payable	(130)	(628)	(960)
Accounts payable and other accrued expenses	(431)	(736)	521

Net cash provided by operating activities	19,331	19,040	17,758
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of real estate investments	—	—	(850)
Proceeds from sales of real estate investments	—	53,382	40,305
Proceeds from disposal of fixed assets	344	—	—
Capital improvements and lease commissions	(6,382)	(3,612)	(3,620)
Distributions received from unconsolidated affiliates in excess of income	—	999	2,819
Loan escrows	(6,618)	(6,176)	(1,270)
Effect of change in accounting principle to beginning cash	—	(1,913)	—

Net cash (used in) provided by investing activities	(12,656)	42,680	37,384
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	200	—	5,991
Distributions to stockholders	(1,858)	—	(7,217)
Distributions paid to noncontrolling interests	(950)	(757)	(793)
Contributions received from noncontrolling interests	756	529	639
Draws on credit facility	—	—	21,500
Payments on credit facility/term loan	—	(17,500)	(14,000)
Debt issuance costs	(617)	(205)	—
Proceeds from mortgage notes and other debt payable	—	—	7
Principal payments on mortgage notes and other debt payable	(9,633)	(54,615)	(33,432)

Net cash used in financing activities	(12,102)	(72,548)	(27,305)

Net (decrease) increase in cash and cash equivalents	(5,427)	(10,828)	27,837
Effect of exchange rates	29	1	26
Cash and cash equivalents at the beginning of the year	33,431	44,258	16,395

Cash and cash equivalents at the end of the year	$28,033	$33,431	$44,258

Supplemental disclosure of cash flow information:
Interest paid	$31,981	$35,681	$39,076

Non-cash activities:
Write-offs of receivables	$540	$780	$654
Write-offs of retired assets	16,055	1,594	1,182
Change in liability for capital expenditures	31	172	728
Stock issued through dividend reinvestment plan	417	—	3,446
Assumption of mortgage loan and other debt payable	—	—	1,050
Acquisition of intangible liability	—	—	2,110

See note 4 for discussion of deconsolidation of assets and liabilities due to change in accounting principle applied on January 1, 2010.

See notes to consolidated financial statements.c

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

$ in thousands, except per share amounts

NOTE 1—ORGANIZATION

General

Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Jones Lang LaSalle Income Property Trust, Inc. The term “Advisor” refers to LaSalle Investment Management Inc.

The Company is a Maryland corporation and was incorporated on May 28, 2004 under the name Excelsior LaSalle Property Fund, Inc. On November 14, 2011, the Company changed its name to Jones Lang LaSalle Income Property Trust, Inc. The Company was formed to acquire and manage a portfolio of real estate investments that is diversified both by property sector and geographic market. Through a series of private placements, the Company sold shares of its common stock, $0.01 par value per share (our “Common Stock” or “Shares”) to accredited investors within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Company elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. We are authorized to issue up to 100,000,000 of our Common Stock. As of December 31, 2011, we wholly or majority owned and controlled 34 consolidated properties and owned interests in two unconsolidated properties.

Prior to November 14, 2011, the Company was managed by Bank of America Capital Advisors LLC (the “Former Manager”), a registered investment adviser with the Securities and Exchange Commission (the “SEC”), that had the day-to-day responsibility for our management and administration pursuant to a management agreement between the Company and the Former Manager (the “Management Agreement”). On November 14, 2011, the Former Manager assigned its right, duties and obligations as manager of the Company under the Management Agreement to LaSalle Investment Management, Inc. (“LaSalle”) and the Former Manager no longer has responsibilities for the management of the Company.

LaSalle also acts as our investment advisor, pursuant to the advisory agreement between the Company and LaSalle (the “Advisory Agreement”). Our Advisor, a registered investment adviser with the SEC, has broad discretion with respect to our investment decisions and is responsible for selecting our investments and for managing our investment portfolio pursuant to the terms of the Advisory Agreement. LaSalle is a wholly-owned, but operationally independent subsidiary of Jones Lang LaSalle Incorporated, a New York Stock Exchange-listed real estate services and money management firm. We have no employees as all operations are overseen and undertaken by our Advisor. In accordance with Maryland law, the Company does have certain officers who administer the Company’s operations, the officers of the Company are employees of, and compensated by our Advisor.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the instructions to Form 10-K and include the accounts of our wholly-owned subsidiaries, consolidated variable interest entities and the unconsolidated investments in real estate affiliates accounted for under the equity method of accounting. We consider the authoritative guidance of accounting for investments in common stock, investments in real estate ventures, investors accounting for an investee when the investor has the majority of the voting interest but the minority partners have certain approval or veto rights, determining whether a general partner or general partners as a group controls a limited partnership or similar entity when the limited partners have certain rights, and the consolidation of variable interest entities in which we own less than a 100% interest. Prior to January 1, 2010, in determining whether we had a controlling interest in a non-wholly owned entity and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the members as well as whether the entity was a variable interest entity in which we would absorb the majority of the entity’s expected losses, if they occurred, or receive the majority of the expected residual returns, if they occurred, or both. On January 1, 2010, we adopted revised guidance regarding the consolidation of variable interest entities (see Note 4). With respect to our 80%

interest in 111 Sutter Street, we have concluded that we do not control the entity, despite having an ownership interest of 50% or greater, because the entity is not considered a variable interest entity and the approval of all of the members is contractually required with respect to major decisions, such as operating and capital budgets, the sale, exchange or other disposition of real property, the commencement, compromise or settlement of any lawsuit, legal proceeding or arbitration or the placement of new or additional financing collateralized by assets of the venture. All significant intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling interests represent the minority members’ proportionate share of the equity in The District at Howell Mill, Cabana Beach San Marcos, Cabana Beach Gainesville, The Lodge of Athens, Campus Lodge Columbia, The Edge at Lafayette and Campus Lodge Tampa. At acquisition, we measured and recorded the assets, liabilities and non-controlling interests at the implied fair value, based on the purchase price. Noncontrolling interests will increase for the minority members’ share of net income of these entities and contributions and decrease for the minority members’ share of net loss and distributions. As of December 31, 2011, noncontrolling interests represented the minority members’ proportionate share of the equity of the entities listed above.

Certain of the Company’s joint venture agreements include provisions whereby, at certain specified times, each party has the right to initiate a purchase or sale of its interest in the joint ventures at an agreed upon fair value. Under these provisions, we are not obligated to purchase the interest of its outside joint venture partners.

Investments in Real Estate

Real estate assets are stated at cost. Our real estate assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. A real estate asset is considered to be impaired when the estimated future undiscounted operating cash flow over the expected hold period is less than its carrying value in accordance with the authoritative guidance on accounting for the impairment or disposal of long-lived assets. To the extent impairment has occurred, the excess of the carrying value of the asset over its estimated fair value will be charged to operations. When we intend on selling properties, the assets selected for disposal will be classified as held-for-sale and carried at the lower of their carrying values (i.e., cost less accumulated depreciation and any impairment loss recognized, where applicable) or estimated fair values less costs to sell. Fair value is based upon the property’s most recent valuation. Carrying values are reassessed at each balance sheet date. Due to market fluctuation, actual proceeds realized on the ultimate sale of these properties may differ from estimates and such differences could be material. Depreciation and amortization cease once a property is classified as held-for-sale. We recorded net impairment charges on consolidated real estate properties for years ended December 31, 2011, 2010 and 2009 totaling $14,934, $25,639 and $18,686, respectively, including amounts reflected in discontinued operations.

Depreciation expense is computed using the straight-line method based upon the following estimated useful lives:

Asset Category	Estimated Useful Life
Buildings and improvements	40-50 Years
Tenant improvements	Life of related lease
Equipment and fixtures	2-10 Years

Acquisition related costs are expensed as incurred.

Maintenance and repairs are charged to expense when incurred. Expenditures for significant betterments and improvements are capitalized.

Investments in Unconsolidated Real Estate Affiliates

We account for our investments in unconsolidated real estate affiliates using the equity method whereby the costs of the investments are adjusted for our share of equity in net income or loss from the date of acquisition and reduced by distributions received and increased by contributions provided. The limited liability company agreements (“the Agreements”) with respect to the unconsolidated real estate affiliates provide that elements of assets, liabilities and funding obligations are shared in accordance with our ownership percentage. In addition, we share in the profits and losses, cash flows, distributions and other matters relating to our unconsolidated real estate affiliates in accordance with the Agreements.

To the extent that our cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and liabilities included in our share of equity in income (loss) of the unconsolidated affiliates.

We evaluate the carrying value of its investments in unconsolidated joint ventures in accordance with the authoritative guidance on the equity method of accounting for investments in common stock. We analyze our investments in unconsolidated real estate affiliates when circumstances change and at every reporting period and determine if an “other-than-temporary” impairment exists and, if so, we assess our ability to recover our carrying cost of the investment. We concluded that it did not have any “other than temporary” impairment in its investments in unconsolidated joint ventures in 2011 or 2010.

Revenue Recognition

Minimum rent revenues are recognized on a straight-line basis over the terms of the related leases. Straight-line rent revenue (representing rents recognized prior to being billed and collectible as provided by the terms of the leases) caused a net increase to rent revenue of $101 for the year ended December 31, 2011, and net decreases to rent revenue of $751 and $822, for the years ended December 31, 2010 and 2009, respectively. Also included, as an increase to rent revenue, for the years ended December 31, 2011, 2010 and 2009, are $2,396, $1,783 and $1,068, respectively, of net amortization related to above-and below-market in-place leases at properties acquired as provided by authoritative guidance on goodwill and intangible assets. Tenant recoveries are recognized as revenues in the period the applicable costs are incurred.

Percentage rents are recognized when earned as certain tenant sales volume targets, as specified by the lease terms, are met. For the years ended December 31, 2011, 2010 and 2009, $103, $133 and $247 in the aggregate, respectively, have been recognized as percentage rents within tenant recoveries and other rental income.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts against the portion of accounts receivable and deferred rent receivable that is estimated to be uncollectible. Such allowance is reviewed periodically based upon our recovery experience. At December 31, 2011 and 2010, our allowance for doubtful accounts was $731 and $819, respectively.

Cash and Cash Equivalents

We consider all highly-liquid investments purchased with original maturities of three months or less to be cash equivalents. We maintain a portion of our cash in bank deposit accounts, which, at times, may exceed the federally insured limits. No losses have been experienced related to such accounts. We believe our bank deposit accounts are held with quality financial institutions.

Restricted Cash

Restricted cash includes amounts established pursuant to various agreements for loan escrow accounts and loan commitments.

Deferred Expenses

Deferred expenses consist of debt issuance costs and lease commissions. Debt issuance costs are capitalized and amortized over the terms of the respective agreements as a component of interest expense. Lease commissions are capitalized and are amortized over the term of the related lease as a component of depreciation and amortization expense. Deferred expenses accumulated amortization at December 31, 2011 and 2010 was $4,022 and $3,384, respectively.

Foreign Exchange

We utilize the U.S. dollar as our functional currency, except for our Canadian operations, which use the Canadian dollar as the functional currency. When preparing consolidated financial statements, assets and liabilities of foreign entities are translated at the exchange rates at the balance sheet date, while income and expense items are translated at average rates for the period. Foreign currency translation adjustments are recorded in accumulated other comprehensive income.

Acquisitions

We use estimates of future cash flows and other valuation techniques to allocate the purchase price of acquired property among land, building and other identifiable asset and liability intangibles. We record land and building values using an as-if-vacant methodology. We record above- and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease plus any below-market lease extension option periods. We amortize the capitalized above-market lease values as a reduction of minimum rents over the remaining non-cancelable terms of the respective leases. We amortize the capitalized below-market lease values as an increase to minimum rents over the term of the respective leases plus any below-market lease extension option terms. Should a tenant terminate its lease prior to the contractual expiration, the unamortized portion of the above-market and below-market in-place lease value is immediately charged to minimum rents.

We measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases and (ii) the property valued as-if-vacant. Our estimates of value are made using methods similar to those used by independent appraisers, primarily discounted cash flow analyses. Factors considered by us in our analysis include an estimate of carrying costs during the hypothetical expected lease-up periods considering current market conditions at the date of acquisition, and costs to execute similar leases. We also consider information obtained about each property as a result of the pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, we will include estimates of lost rentals during the expected lease-up periods, which is expected to primarily range from one to two years, depending on specific local market conditions, and costs to execute similar leases, including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us in allocating these values include, among other factors, the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement). As of December 31, 2011, we have allocated no value to customer relationship value. We amortize the value of in-place leases to expense over the remaining initial terms of the respective leases, which generally range from 1 to 29 years.

We have allocated purchase price to acquired intangible assets, which include acquired in-place lease intangibles, acquired above-market in-place lease intangibles and acquired ground lease intangibles, which are reported net of accumulated amortization of $34,100 and $41,737 at December 31, 2011 and 2010, respectively, on the accompanying Consolidated Balance Sheets. The acquired intangible liabilities represent acquired below-market in-place leases, which are reported net of accumulated amortization of $5,685 and $13,158 at December 31, 2011 and 2010, respectively, on the accompanying Consolidated Balance Sheets. Our amortizing intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. According to authoritative guidance, an amortizing intangible asset is considered to be impaired when the estimated future undiscounted operating cash flow is less than its carrying value. To the extent impairment has occurred, the excess of the carrying value of the amortizing intangible asset over its estimated fair value will be charged to operations.

Future amortization related to amortizing acquired intangible assets and liabilities as of December 31, 2011 is as follows:

	Acquired in-place leases	Acquired above- market leases	Below- market ground leases	Acquired below- market leases
2012	$5,059	$329	$146	$(1,112)
2013	4,176	242	146	(1,007)
2014	3,379	178	146	(968)
2015	3,129	115	146	(921)
2016	2,999	83	146	(882)
Thereafter	4,424	39	9,027	(1,327)

	$23,166	$986	$9,757	$(6,217)

Stock Redemptions

The Company retires common stock repurchased through the Share Repurchase Program (See Note 7). The excess of redemption price over the stockholders’ cost basis in the underlying stock is charged to retained earnings.

Income Taxes

We made the election to be taxed as a REIT under sections 856-860 of the Internal Revenue Code of 1986 (the “Code”) as of December 23, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including requirements to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, and to meet certain quarterly asset and annual income tests. It is our current intention to adhere to these requirements. As a REIT, we will generally not be subject to corporate-level federal income tax to the extent we distribute 100% of our taxable income to our stockholders. Accordingly, the consolidated statements of operations do not reflect a provision for income taxes. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property, and to certain federal income and excise taxes.

Earnings and profits, which determine the taxability of dividends to stockholders, differ from net income reported for financial reporting purposes due to differences for federal income tax reporting purposes in computing, among other things, estimated useful lives, depreciable basis of properties and permanent and timing differences on the inclusion or deductibility of elements of income and expense for such purposes.

Business Segments

Guidance regarding the disclosures about segments of an enterprise and related information requires disclosure of certain operating and financial data with respect to separate business activities within an enterprise. Our primary business is the ownership and management of a diversified portfolio of real estate investments. We evaluate cash flow and allocate resources on a property-by-property basis. We aggregate our properties into one reportable segment since all properties are institutional quality real estate and no one property is individually significant. We do not distinguish or group our consolidated operations by property type or on a geographic basis. Accordingly, we have concluded that we currently have a single reportable segment.

At December 31, 2011 and 2010, we held one investment outside the United States. For the years ended December 31, 2011, 2010 and 2009, total revenues of this foreign investment were $4,462, $4,274 and $3,902, respectively. For the years ended December 31, 2011, 2010 and 2009, total revenues of U.S. domiciled investments were $92,889, $93,068 and $106,583, respectively. At December 31, 2011 and 2010, total assets of our foreign investment were $39,663 and $41,388, respectively. The change in total assets from December 31, 2010 to December 31, 2011 at our foreign investment was mainly a result of the change in foreign currency rate on those dates. At December 31, 2011 and 2010, total assets of U.S domiciled investments were $795,247 and $829,301, respectively.

Assets and Liabilities Measured at Fair Value

The Financial Accounting Standards Board’s (“FASB”) guidance for fair value measurement and disclosure states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering assumptions, authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—Quoted unadjusted prices for identical instruments in active markets to which the Company has access at the date of measurement.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or instances where prices vary substantially over time or among brokered market makers.

•

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect the Company’s own assumptions that market participants would use to price the asset or liability based on the best available information.

The authoritative guidance requires the disclosure of the fair value of our financial instruments for which it is practicable to estimate that value. The guidance does not apply to all balance sheet items. We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed. Since such amounts are estimates, there can be no assurance that the disclosed value of any financial instrument could be realized by immediate settlement of the instrument. We consider the carrying value of our cash and cash equivalents to approximate their fair value due to the short maturity of these investments. We have estimated the fair value of our mortgage notes and other debt payable reflected in the accompanying Consolidated Balance Sheets at amounts that are based upon an interpretation of available market information and valuation methodologies (including discounted cash flow analyses with regard to fixed rate debt) for similar loans made to borrowers with similar credit ratings and for the same maturities. The fair value of our mortgage notes and other debt payable was approximately $2,224 and $27,860 lower than the aggregate carrying amounts at December 31, 2011 and 2010, respectively. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of our mortgage notes and other debt payable.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant estimates and assumptions have been made with respect to useful lives of assets, recoverable amounts of receivables, initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions. Actual results could differ from those estimates.

NOTE 3—PROPERTY

The primary reason we make acquisitions of real estate investments in the retail, office, industrial, and apartment property sectors is to invest capital contributed by accredited investors in a diversified portfolio of real estate. The consolidated properties held by us as of December 31, 2011 were as follows:

Property	Sector	Square Feet (Unaudited)	Location	Ownership %	Acquisition Date	Acquisition Price
Monument IV at Worldgate	Office	228,000	Herndon, VA	100%	8/27/2004	$59,608
Georgia Door Sales Distribution Center (1)	Industrial	254,000	Austell, GA	100%	2/10/2005	8,500
105 Kendall Park Lane	Industrial	409,000	Atlanta, GA	100%	6/30/2005	18,781
Marketplace at Northglenn (2)	Retail	439,000	Northglenn, CO	100%	12/21/2005	91,476

Property	Sector	Square Feet (Unaudited)	Location	Ownership %	Acquisition Date	Acquisition Price
Dignity Health Office Portfolio (3)(4)	Office	755,000	CA and AZ	100%	12/21/2005	136,761
Metropolitan Park North (5)	Office	187,000	Seattle, WA	100%	3/28/2006	89,179
Stirling Slidell Shopping Centre (4)	Retail	139,000	Slidell, LA	100%	12/14/2006	23,367
4001 North Norfleet Road	Industrial	702,000	Kansas City, MO	100%	2/27/2007	37,579
Station Nine Apartments	Apartment	312,000	Durham, NC	100%	4/16/2007	56,417
4 Research Park Drive (4)	Office	60,000	St. Charles, MO	100%	6/13/2007	11,330
36 Research Park Drive	Office	81,000	St. Charles, MO	100%	6/13/2007	17,232
The District at Howell Mill (4)	Retail	306,000	Atlanta, GA	87.85%	6/15/2007	78,661
Canyon Plaza (4)	Office	199,000	San Diego, CA	100%	6/26/2007	54,973
Railway Street Corporate Centre	Office	137,000	Calgary, Canada	100%	8/30/2007	42,614
Cabana Beach San Marcos (6)	Apartment	278,000	San Marcos, TX	78%	11/21/2007	29,375
Cabana Beach Gainesville (6)	Apartment	545,000	Gainesville, FL	78%	11/21/2007	74,277
Campus Lodge Athens (6)	Apartment	229,000	Athens, GA	78%	11/21/2007	20,980
Campus Lodge Columbia (6)	Apartment	256,000	Columbia, MO	78%	11/21/2007	24,852
The Edge at Lafayette (6)	Apartment	207,000	Lafayette, LA	78%	1/15/2008	26,870
Campus Lodge Tampa (4)(6)	Apartment	431,000	Tampa, FL	78%	2/29/2008	46,787

(1)	On April 20, 2012, we sold Georgia Door Sales Distribution Center to an unrelated third-party for $5,150.
(2)	We expect that we will ultimately relinquish our ownership of this property to the lender in a deed in lieu of foreclosure or other alternative transaction including foreclosure in satisfaction of the mortgage.
(3)	Consists of a portfolio of leasehold interests in 15 medical office buildings located throughout Southern California and the greater Phoenix metropolitan area. The buildings are all subject to ground leases expiring in 2078. From the acquisition date until December 31, 2007, we owned a 95% membership interest in the portfolio at which time we acquired the remaining 5% interest from an unrelated third party. The portfolio was previously referred to as the CHW Medical Office Portfolio.
(4)	Acquisition price includes the assumption of a mortgage loan secured by this property.
(5)	On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure with the lender.
(6)	The other owner, owning a 22% interest, is an investment fund advised by our Advisor and in which the parent company of our Advisor owns a noncontrolling interest.

Impairment of Investments in Real Estate

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Continuing Operations
105 Kendall Park Lane	—	(1,718)	3,498
4001 N. Norfleet Road	—	74	3,351
Marketplace at Northglenn	14,934	—	—

Provision for impairment of real estate classified as continuing operations	$14,934	$(1,644)	$6,849

Discontinued Operations
Havertys Furniture	$—	$(2,148)	$2,148
25850 S. Ridgeland	—	586	3,622
9800 South Meridian	—	—	5,604
Metropolitan Park North	—	28,781	—
Georgia Door Sales Distribution Center	$—	$64	$463

(Recovery of) provision for impairment of real estate classified as discontinued operations	$—	$27,283	$11,837

For the year ended December 31, 2009

In September 2009, we determined that 9800 South Meridian, a variable-interest entity that was deconsolidated on January 1, 2010 (see Note 4) was impaired. In accordance with the authoritative guidance for impairment of long-lived assets held for use, we determined the carrying value of this investment exceeded the undiscounted cash flows over our expected hold period. As such, we recognized an impairment charge on 9800 South Meridian which represents the difference between the fair value and the carrying value of the property. The impairment stemmed from the near term debt maturity coupled with deteriorating real estate market fundamentals.

In December 2009, we determined that five properties we designated as held for sale were impaired at the date the properties were classified as held for sale. These properties included 25850 S. Ridgeland, Georgia Door Sales Distribution Center, 105 Kendall Park Lane, Havertys Furniture and 4001 North Norfleet Road. In accordance with the authoritative guidance for impairment of long-lived assets held for sale, we determined that the carrying values of these investments exceeded their fair value less cost to sell and recorded impairment during the year ended December 31, 2009.

For the year ended December 31, 2010

At March 31, 2010, we reevaluated the five assets impaired in December 2009 for further impairment and determined that 25850 S. Ridgeland, Georgia Door Sales Distribution Center and 4001 North Norfleet Road were further impaired. As such, we recognized additional impairment charges. The impairment stemmed from continuing deterioration of real estate market fundamentals. Upon our reevaluation of 105 Kendall Park Lane and Havertys Furniture, we determined that the fair values less costs to sell increased since our initial evaluation. As such, we recorded a recovery of previously recorded impairment.

On April 15, 2010, we removed Georgia Door Sales Distribution Center, 105 Kendall Park Lane and 4001 North Norfleet Road from held for sale and placed them into held for use status at their fair value on that date (which was less than reinstating these investments at cost less depreciation catch up). Upon recording the properties at the fair value on April 15, 2010, the Company recorded a recovery of previously recorded provision for impairment.

In December 2010, we determined that Metropolitan Park North was impaired due to the carrying value of the investment exceeding the undiscounted cash flows over our expected hold period. As such, we recognized an impairment charge which represents the difference between the fair value and the carrying value of the property. The impairment stemmed from the near term debt maturity, the unwillingness of the lender to negotiate a material loan modification and the main tenant of the building not renewing their lease.

For the year ended December 31, 2011

As of June 30, 2011, we determined that Marketplace at Northglenn was impaired due to the carrying value of the investment exceeding the undiscounted cash flows over our expected hold period. As such, we recognized an impairment charge which represents the difference between the fair value and the carrying value of the property. The impairment stemmed from decreasing our expected hold period of the property due to the property’s cash flows being forecasted to no longer cover debt service as a result of Border’s bankruptcy and lower rental rates on a newly signed lease renewal that occurred during the three months ending June 30, 2011.

Measurement of Fair Value

We were required to assess the value of our impaired assets in accordance with the guidance for long lived assets and equity method investments, respectively. The valuation of these assets is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each asset as well as the income capitalization approach considering prevailing market capitalization and discount rates. We review each investment based on the highest and best use of the investment and market participation assumptions. The significant assumptions included the capitalization rate used in the income capitalization valuation and projected property net operating income and net cash flows. Additionally, the valuation considered bid and ask prices for similar properties. We have determined that the significant inputs used to value the impaired assets fall within Level 3.

The valuation adjustments were calculated based on market conditions and assumptions made by management at the time the valuation adjustments were recorded, which may differ materially from actual results if market conditions or the underlying assumptions change in the future.

NOTE 3A—DISCONTINUED OPERATIONS

On June 26, 2009, we sold Hagemeyer Distribution Center, a 300,000 square foot industrial center located in Auburn, Georgia, for $10,400, resulting in a gain of $911. On September 4, 2009, we sold Waipio Shopping Center, a 137,000 square foot retail center in Waipahu, Hawaii, for $30,850, resulting in a gain of $1,619. The results of operations and gain on sale of the property are reported as discontinued operations for all periods presented.

On April 15, 2010, we sold Havertys Furniture, an 808,000 square foot industrial center located in Braselton, Georgia for $35,000 resulting in a gain of $113. On the same day, we also sold 25850 S. Ridgeland, a 719,000 square foot industrial center located in Monee, Illinois for $19,060 resulting in a gain of $709. The results of operations and gain on sale of the properties are reported as discontinued operations for all periods presented.

On March 16, 2012, Georgia Door Sales Distribution Center, a 254,000 square foot industrial center located in Austell, Georgia, was classified as held for sale.

On March 23, 2012, we relinquished our ownership of Metropolitan Park North, a 187,000 square foot office building located in Seattle, Washington through a deed in lieu of foreclosure with the lender.

The following table summarizes income (loss) from discontinued operations for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009 (1)
Total revenue	$7,848	$9,785	$21,903
Real estate taxes	(624)	(1,065)	(2,970)
Property operating	(1,222)	(1,343)	(3,075)
Company level expenses	—	—	(1)
General and administrative	(137)	(156)	(220)

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009 (1)
Provision for doubtful accounts	(19)	—	(45)
Net recovery of (provision) for impairment	—	(27,283)	(11,837)
Depreciation and amortization	(1,917)	(3,163)	(6,866)
Loss on extinguishment of debt	—	(711)	(1,003)
Interest expense	(3,392)	(4,286)	(8,351)

Income (loss) from discontinued operations	$537	$(28,222)	$(12,465)

(1)	9800 South Meridian and 18922 Forge Drive were deconsolidated as of January 1, 2010 (see Note 5) and the Company subsequently assigned their interests in these investments to their operating partner on September 30, 2010. For the year ending December 31, 2009 these properties are included in discontinued operations above.

NOTE 4—VARIABLE INTEREST ENTITIES

In June 2009, the FASB issued amended guidance related to the consolidation of variable-interest entities, which required us to qualitatively assess the determination of the primary beneficiary of a variable interest entity (“VIE”) based on whether the entity (1) has the power to direct matters that most significantly impact the activities of the VIE, and (2) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. We have determined that the activities that most significantly impact the VIEs economic performance include, but are not limited to, decisions related to leasing, budgets, finance and selling. VIEs that have been consolidated have been determined by us to either be under our control due to our involvement in significant decisions or the power is shared by a related party and the Company has the rights to substantially all of the economics of that VIE. VIEs in which the significant decisions require unanimous approval by all members are no longer consolidated despite our rights to substantially all of the economics of the VIE, which previously required the Company to consolidate these VIEs. We adopted this guidance on January 1, 2010 and determined that we needed to deconsolidate 9800 South Meridian and 18922 Forge Drive. In both of these cases, we determined that our equity interest in the real estate assets represented a variable interest in a VIE, but we lacked the power to direct the activities that most significantly impact the VIE’s economic performance. We recognized an impairment of approximately $53 to re-measure these investments to their values as of the deconsolidation date as if they had always been accounted for under the equity method of accounting. The write down was reported as a cumulative effect of a change of accounting principle, increasing the beginning accumulated deficit balance as of January 1, 2010 on the Consolidated Statements of Equity. Our adoption on January 1, 2010, resulted in the following impacts in our Consolidated Balance Sheets: (1) assets decreased by $34,198 primarily related to net investment in real estate; (2) liabilities decreased by $34,041 primarily related to mortgage notes payable; and (3) total equity decreased by $157. On September 30, 2010, we assigned the interests in these investments to our operating partner (see Note 5).

Our involvement in The District at Howell Mill, Cabana Beach San Marcos, Cabana Beach Gainesville, The Lodge of Athens, Campus Lodge Columbia, The Edge at Lafayette, and Campus Lodge Tampa includes maintaining control over significant decisions, which began at the time of acquisition of the properties. The creditors of our VIEs do not have general recourse to us.

Please also see the parenthetical disclosures on our Consolidated Balance Sheet regarding the amounts of VIE’s assets and liabilities that are consolidated.

NOTE 5—UNCONSOLIDATED REAL ESTATE AFFILIATES

Legacy Village

On August 25, 2004, we acquired a 46.5% membership interest in Legacy Village Investors, LLC which owns Legacy Village, a 595,000 square-foot lifestyle center in Lyndhurst, Ohio, built in 2003. The aggregate consideration for our 46.5% ownership interest was approximately $35,000.

111 Sutter Street

On March 29, 2005, we acquired an 80% membership interest in CEP Investors XII LLC, which owns 111 Sutter Street in San Francisco, California, a 286,000 square-foot, multi-tenant office building built in 1926 and renovated in 2001. The aggregate consideration paid for the 80% membership interest was approximately $24,646.

9800 South Meridian and 18922 Forge Drive

At September 30, 2010, we assigned our 90% interests in the 9800 South Meridian and 18922 Forge Drive investments to our operating partner and subsequently received a distribution of $1,000 from property cash reserves. We recorded a loss on the assignment of our interest in 18922 Forge Drive of $428 which is included in equity in loss of unconsolidated affiliates on the Consolidated Statement of Operations and Comprehensive Loss. We recorded no loss on our assignment of interest in 9800 South Meridian as the investment was previously revalued to $0. We have no further involvement in and no obligation to fund the investments in 9800 South Meridian and 18922 Forge Drive subsequent to assigning our interests.

Impairment of Investments in Unconsolidated Real Estate Affiliates

In June 2009, due to the continued deterioration of the U.S. capital markets, the lack of liquidity and the related impact on the real estate market and retail industry, we determined that one of our investments in unconsolidated real estate affiliates was impaired. As a result, we recorded an impairment charge of approximately $4,857 to our investment in Legacy Village, which is included within equity in loss of unconsolidated affiliates on the consolidated statements of operations and comprehensive loss. The impairment was determined in accordance with the authoritative guidance for equity method investments. In December 2009, we determined that additional indicators of impairment existed for our investment in Legacy Village and we recorded an additional impairment charge of $2,412.

SUMMARIZED FINANCIAL INFORMATION OF INVESTMENTS IN UNCONSOLIDATED REAL ESTATE AFFILIATES

The following is summarized financial information for our unconsolidated real estate affiliates:

SUMMARIZED COMBINED BALANCE SHEETS—UNCONSOLIDATED REAL ESTATE AFFILIATES

	December 31, 2011	December 31, 2010
ASSETS
Investments in real estate, net	$153,175	$157,509
Cash and cash equivalents	4,677	3,609
Other assets, net	13,800	16,567

TOTAL ASSETS	$171,652	$177,685

LIABILITIES AND MEMBERS’ EQUITY
Mortgage notes and other debt payable	$143,451	$147,197
Other liabilities	8,704	9,496

TOTAL LIABILITIES	152,155	156,693
Members’ equity	19,497	20,992

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$171,652	$177,685

COMPANY INVESTMENTS IN UNCONSOLIDATED REAL ESTATE AFFILIATES

	December 31, 2011	December 31, 2010
Members’ equity	$19,497	$20,992
Less: other members’ equity	(8,275)	(8,217)
Basis differential in investment in unconsolidated real estate affiliates, net (1)	14,962	14,900

Investments in unconsolidated real estate affiliates	$26,184	$27,675

(1)	The basis differential in investment in the equity of the unconsolidated real estate affiliates is attributable to a difference in the fair value of Legacy Village over its historical cost at acquisition plus our own acquisition costs for Legacy Village and 111 Sutter Street. We amortize the basis differential over the lives of the related assets and liabilities that make up the fair value difference, primarily buildings and improvements. In some instances, the useful lives of these assets and liabilities differ from the useful lives being used to amortize the assets and liabilities by the other members. The basis differential allocated to land is not subject to amortization.

SUMMARIZED COMBINED STATEMENTS OF OPERATIONS—UNCONSOLIDATED REAL ESTATE AFFILIATES

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Total revenues	$25,229	$30,875	$28,292
Total operating expenses	18,450	23,382	20,692

Operating income	6,779	7,493	7,600
Total other expenses	8,298	9,872	8,652

Net loss	$(1,519)	$(2,379)	$(1,052)

COMPANY EQUITY IN INCOME OF UNCONSOLIDATED REAL ESTATE AFFILIATES

	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Net loss of unconsolidated real estate affiliates	$(1,519)	$(2,379)	$(1,052)
Other members’ share of net loss	(45)	663	245
Adjustment for basis differential in investment in unconsolidated real estate affiliates	74	(228)	(197)
Other expense from unconsolidated real estate affiliates	(3)	(1)	(4)
Impairment of investments in unconsolidated real estate affiliates	—	—	(7,269)
Loss on assignment of 18922 Forge Drive	—	(428)	—

Company equity in loss of unconsolidated real estate affiliates	$(1,493)	$(2,373)	$(8,277)

NOTE 6—MORTGAGE NOTES AND OTHER DEBT PAYABLE

Mortgage notes payable have various maturities through 2027 and consist of the following:

				Amount payable as of
Property	Maturity Date	Fixed / Floating	Stated Rate	December 31, 2011	December 31, 2010
Marketplace at Northglenn (1)	October 17, 2011	Fixed	10.50%	$61,269	$61,984
105 Kendall Park Lane	September 1, 2012	Fixed	4.92%	12,371	12,659
4001 North Norfleet Road	March 1, 2013	Fixed	5.60%	24,230	24,230
Metropolitan Park North (2)	April 1, 2013	Fixed	5.73%	56,513	60,480
36 Research Park Drive	July 1, 2013	Fixed	5.60%	10,841	10,990
Monument IV at Worldgate	September 1, 2013	Fixed	5.29%	35,195	35,616
Dignity Health Office Portfolio	November 1, 2013	Fixed	5.75%	16,285	16,627
Dignity Health Office Portfolio	November 1, 2013	Fixed	5.75%	14,174	14,471
Dignity Health Office Portfolio	November 1, 2013	Fixed	5.75%	14,678	14,986
Dignity Health Office Portfolio	March 1, 2014	Fixed	5.79%	32,112	32,763
Stirling Slidell Shopping Centre	April 1, 2014	Fixed	5.15%	12,777	13,059
Cabana Beach Gainesville	December 1, 2014	Fixed	5.57%	47,843	48,493
Cabana Beach San Marcos	December 1, 2014	Fixed	5.57%	19,144	19,404
Campus Lodge Columbia	December 1, 2014	Fixed	5.57%	15,920	16,137
Campus Lodge Athens	December 1, 2014	Fixed	5.57%	13,369	13,551
The Edge at Lafayette	February 1, 2015	Fixed	5.57%	17,052	17,281
4 Research Park Drive	March 1, 2015	Fixed	6.05%	6,611	6,794
Campus Lodge Tampa	October 1, 2016	Fixed	5.95%	33,438	33,500
Station Nine Apartments	May 1, 2017	Fixed	5.50%	36,885	36,885
Canyon Plaza	June 1, 2017	Fixed	5.90%	29,453	29,883
The District at Howell Mill	June 1, 2017	Fixed	6.14%	10,000	10,000
Railway Street Corporate Centre (3)	September 1, 2017	Fixed	5.16%	29,085	29,547
The District at Howell Mill	March 1, 2027	Fixed	5.30%	35,000	35,000

TOTAL				$584,245	$594,340
Net debt discount on assumed debt				(1,750)	(1,536)

MORTGAGE NOTES AND OTHER DEBT PAYABLE, NET				$582,495	$592,804

(1)	The mortgage loan went into default status on October 5, 2011 and the maturity was accelerated on October 17, 2011. On February 10, 2012, the lender of the mortgage loan payable on Marketplace at Northglenn filed to foreclose on the property with the county of Adams, CO. We expect to relinquish our ownership of this property to the lender in a deed in lieu of foreclosure or other alternative transaction, including foreclosure in satisfaction of the mortgage.

(2)	This property’s primary tenant will vacate approximately 50,000 square feet when its lease expires on January 31, 2012. The lease terms for the portion of the property that the tenant will continue to occupy provide for significantly reduced rents. On February 10, 2012, the Company defaulted on this mortgage loan payable obligation. The loan contains an acceleration clause in which the lender may, in the event of a default and without notice, declare the outstanding loan balance immediately due and payable. During the time the default exists, the lender may charge default interest at a rate of 9.73%. The mortgage loan payable is non-recourse to the Company. On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure with the lender
(3)	This loan is denominated in Canadian dollars, but is reported in U.S. dollars at the exchange rate in effect on the balance sheet date.

We have recognized a premium or discount on debt we assumed with the following property acquisitions, the remaining premium or discount is as follows:

Property	Debt Premium / (Discount)	Effective Interest Rate
Dignity Health Office Portfolio	$550	5.41%
Stirling Slidell Shopping Centre	(83)	5.57%
4 Research Park Drive	(7)	6.17%
The District at Howell Mill	(2,946)	6.34%
Canyon Plaza	(140)	6.10%
Campus Lodge Tampa	876	5.95%

Net debt discount on assumed debt	$(1,750)

Aggregate principal payments of mortgage notes payable as of December 31, 2011 are as follows:

Year	Amount
2011(1)	$61,269
2012	18,920
2013(2)	174,488
2014	138,872
2015	24,468
2016	33,546
Thereafter	132,682

Total	$584,245

(1)	On October 5, 2011, Marketplace at Northglenn defaulted on its mortgage loan payable obligation. The outstanding amount of the mortgage loan is approximately $61,269, bearing interest at a fixed-rate of 5.50% and was scheduled to mature in January 2016. The loan contains an acceleration clause in which the lender declared the outstanding loan balance immediately due and payable on October 17, 2011. During the time the default exists, the lender may charge default interest at a rate of 10.50%. The loan is non-recourse to the Company. The originating lender was Morgan Stanley Mortgage Capital, Inc., and the loan is part of a pooled commercial mortgage-backed security. The loan has been transferred to special servicing. The property has suffered from tenant bankruptcies, lower occupancy and tenants renewing expiring leases at lower rents. We believe we will ultimately relinquish our ownership of this property to the lender in a deed in lieu of foreclosure transaction or other alternative including foreclosure in satisfaction of the mortgage.
(2)

On February 10, 2012, Metropolitan Park North defaulted on this mortgage loan payable obligation. The outstanding balance on the mortgage loan payable is approximately $56,513, bearing interest at a fixed rate of 5.73% and is scheduled to mature in April 2013. The loan contains an acceleration clause in which the lender may, in the event of a default and without notice, declare the outstanding loan balance immediately due and payable. During the time the default exists, the lender may charge default interest at a rate of 9.73%. The mortgage loan payable is non-recourse to the Company. On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure with the lender

Land, buildings, equipment, and acquired intangible assets related to the mortgage notes payable, with an aggregate cost of approximately $955,000 at both December 31, 2011 and 2010, have been pledged as collateral.

Covenants

At December 31, 2011, we were in compliance with all debt covenants except Marketplace at Northglenn as noted above.

Line of Credit / Term Loan

On February 19, 2010, we replaced our existing line of credit with a $17,000 term loan with a $6,000 letter of credit sub-limit provided by PNC Bank, National Association. The term loan bore interest at LIBOR plus 3.75%, with a LIBOR floor of 1.00%. The term loan required quarterly principal amortization of $2,125 and could be prepaid without penalty. We fully paid the term loan on November 19, 2010.

Our previous $50,000 line of credit agreement, which expired in February 2010, was provided by PNC Bank, National Association BMO Capital Markets Financing, Inc. and Bank of America, N.A. (“BANA”), an affiliate of the Former Manager. The line of credit carried an interest rate that approximates LIBOR plus 1.50% to 2.00% based on certain covenant provisions or a base rate which was the greater of (i) the interest rate per annum announced from time to time by the lender, as its prime rate or (ii) the Federal Funds effective rate plus 0.75%.

NOTE 7—COMMON STOCK

Stock Subscriptions

We have historically and may in the future sell additional Shares through private placements to accredited investors when and if market conditions permit. All subscriptions are subject to the receipt of cleared funds from the investor prior to the applicable subscription date in the full amount of the subscription. The subscription amount paid by each prospective investor for Shares of our Common Stock will initially be held in an escrow account at an independent financial institution outside the Company, for the benefit of the investors until such time as the funds are drawn by us to purchase Shares at the Current Share Price. Subscription funds will be held in the escrow account for no more than 100 days before we are required to issue the subscribed Shares. At December 31, 2011 and December 31, 2010, no subscription commitments were held in escrow. For the year ended December 31, 2010, we sold no Shares. Subscription commitments for the issuance of new Shares held in escrow are not included in our balance sheets. On November 14, 2011, we sold 3,731 shares for $200 to an affiliate of our Advisor at $53.60 per share.

Share Repurchase Program

Tender Offers. Pursuant to our Share Repurchase Program (the “Repurchase Program”), we may provide limited liquidity to our stockholders by conducting tender offers pursuant to which we would offer to repurchase a specific percentage, number or dollar amount of outstanding Shares (“Tender Offer Amount”). The Tender Offer Amount for each tender offer, if any, will depend on a variety of factors, including our available liquidity, available borrowing under our credit facility and the amount of proceeds from our most recent offering of Shares, if any. Such determinations will be made by our board of directors prior to each tender offer and will be communicated to stockholders.

No Obligation to Repurchase Shares

We historically have offered to repurchase Shares through tender offers and then only to the extent that we have sufficient cash available to repurchase Shares consistent with principles of prudent portfolio management and to the extent that such repurchases (i) are consistent with applicable REIT rules and federal securities laws and (ii) would not require us to register as an investment company under the Investment Company Act. We do not guarantee, however, that sufficient cash will be available at any particular time to fund repurchases of our Shares, and we will be under no obligation to conduct such tender offers or to make such cash available. In determining the tender offer amount, we will act in the best interest of the stockholders and may take into account our need for cash to pay operating expenses, debt service, distributions to stockholders and other obligations. We did not conduct any tender offers during 2011 and 2010.

Dividend Reinvestment Plan

Stockholders may participate in a dividend reinvestment plan under which all dividends will automatically be reinvested in additional Shares. The number of Shares issued under the dividend reinvestment plan will be determined based on the Current Share Price as of the reinvestment date. For the year ended December 31, 2011, we issued 7,774 Shares for approximately $417 under the plan. For the year ended December 31, 2010, we did not issue Shares under the dividend reinvestment plan.

Earnings Per Share (“EPS”)

Basic per share amounts are based on the weighted average of shares outstanding of 4,137,298, 4,135,635 and 4,128,290 for the years ended December 31, 2011, 2010 and 2009, respectively. We have no dilutive or potentially dilutive securities.

Dividends

Earnings and profits, which determine the taxability of dividends to stockholders, will differ from income reported for financial reporting purposes due to the differences for federal income tax purposes in the treatment of revenue and expense recognition, the estimated useful lives used to compute depreciation, and gains on the sale of real property.

The tax treatment of common dividends per share for federal income tax purposes is as follows:

	For the year ended December 31,
	2011		2010		2009
	Per Share	%	Per Share	%	Per Share	%
Ordinary income	—	—	—	—	—	—
Capital gains	—	—	—	—	—	—
Return of capital	$0.55	100%	—	—	$2.625	100%

Total	$0.55	100%	$—	—	$2.625	100%

NOTE 8—RENTALS UNDER OPERATING LEASES

We receive rental income from operating leases. The minimum future rentals from consolidated properties classified as held for use, based on operating leases in place at December 31, 2011 are as follows:

Year	Amount (1)
2012	$56,217
2013	34,456
2014	27,630
2015	23,940
2016	21,645
Thereafter	31,798

Total	$195,686

(1)	Amounts included related to Railway Street Corporate Centre have been converted from Canadian dollars to U.S. dollars using the appropriate exchange rate as of December 31, 2011.

Minimum future rentals do not include amounts payable by certain tenants based upon a percentage of their gross sales or as reimbursement of property operating expenses. During the year ended December 31, 2011, 2010 and 2009, no individual tenant accounted for greater than 10% of minimum base rents. The majority of the change from 2012 future rents to 2013 is the related to our apartment properties which usually have a one year lease life.

NOTE 9—RELATED PARTY TRANSACTIONS

Under the terms of the Management and Advisory Agreements, we historically paid each of the Former Manager and Advisor an annual fixed fee equal to 0.75% of the Company’s net asset value (“NAV), calculated quarterly. Effective January 1, 2010, the Former Manager’s fixed fee was reduced from 0.75% of NAV to 0.10% of NAV. Beginning on November 14, 2011 the Advisor will continue to be paid under the reduced fee agreement for a total aggregate compensation at 0.85% of NAV for management and advisory services provided to the Company. The fixed portion of the management and advisory fees for the years ended December 31, 2011, 2010 and 2009 were $1,789, $1,868 and $4,792, respectively. Included in manager and advisory fees payable at December 31, 2011 and 2010 was $472 and $468, respectively, of fixed fee expense.

To the extent that we build cash reserves generated by capital raised through the sale of Shares to stockholders, our Advisor has agreed to waive 0.5% of the 0.85% fixed fee expense on the cash reserves to reduce the dilutive impact to stockholders created by maintaining cash reserves.

Under the terms of the Management and Advisory Agreements, we paid the Former Manager and our Advisor an aggregate annual variable fee equal to 7.50% of the Variable Fee Base Amount based on cash flows, as defined in the Advisory Agreement, calculated quarterly. The Former Manager was allocated an increasing proportion of the variable fee to the extent the Company’s NAV increased, up to a maximum of 1.87% of the 7.50% fee paid. Effective January 1, 2010, the Former Manager waived its participation in the variable fee and the Advisor will continue its waiver of its participation in the variable fee per the terms of the Management Agreement. The Advisor will continue to receive its proportionate share of the variable fee per the terms of the Advisory Agreement. The total variable fee for the years ended December 31, 2011, 2010 and 2009 was $1,017, $1,396 and $1,621, respectively. Included in Manager and advisor fees payable at December 31, 2011 and 2010 was $176 and $309 of variable fee expense.

The Advisor receives an acquisition fee of 0.50% of the acquisition cost of each property we acquire. Total acquisition fees for the years ended December 31, 2011, 2010 and 2009 were $0, $0 and $9, respectively. There were no acquisition fees included in manager and advisory fees payable at December 31, 2011 and 2010, respectively. The Advisor may pay certain third-party due diligence costs related to acquisitions or unsuccessful acquisitions, which are reimbursable by us. Total reimbursed due diligence costs related to successful investments made by us and unsuccessful acquisitions for the years ended December 31, 2011, 2010 and 2009 were $0, respectively. There were no reimbursable due diligence costs included in accounts payable and other accrued expenses at December 31, 2011 and 2010, respectively. Beginning January 1, 2009, acquisition fees and due diligence costs for acquisitions were expensed as incurred. The Advisor does not receive a disposition fee for selling real estate investments.

On December 23, 2004, we entered into an expense limitation agreement (the “Expense Limitation Agreement”), which limits certain Company expenses to 0.75% of NAV annually. The expenses subject to the limitation include fees paid to the various professional service providers, auditors, stockholder administrator, legal counsel related to the organization of the Company or share offering, printing costs, mailing costs, fees associated with our board of directors, cost of maintaining directors and officers insurance, blue sky fees and all Company-level organizational costs. Expenses in excess of the limitation will be carried forward for up to three years and may be reimbursed to the Former Manager in a year that Company expenses are less than 0.75% of NAV, but only to the extent Company expenses do not exceed the expense limitation. Company expenses for the years ended December 31, 2010 and 2009 were limited to $1,648 and $2,396, respectively. Actual Company level expenses for the year ended December 31, 2010 were $136 more than the amount allowed under the Expense Limitation Agreement and are the responsibility of the Former Manager. The Expense Limitation Agreement expired on December 31, 2010, at which point, we became responsible for all expenses as incurred. Expenses subject to the Expense Limitation Agreement are included in the Company level expenses line on the consolidated statements of operations along with certain other Company level expenses not subject to the expense limitation agreement, such as expenses related to unsuccessful acquisitions and filing fees.

Jones Lang LaSalle Americas, Inc. (“JLL”), an affiliate of LaSalle, is paid for property management services performed at Monument IV at Worldgate, The District at Howell Mill, 105 Kendall Park Lane, Georgia Door Sales Distribution Center, 4 Research Park Drive and 36 Research Park Drive. For the years ended December 31, 2011, 2010 and 2009, JLL was paid $186, $165 and $167, respectively, for property management services performed. JLL has been hired to perform leasing services for Canyon Plaza and 111 Sutter on a contingent fee basis. JLL was paid $267, $137 and $60 for leasing services for the years ending December 31, 2011, 2010 and 2009, respectively.

Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), an affiliate of the Former Manager, was the placement agent for the Company until November 14, 2011. The placement agent receives no compensation from us for its services, but may receive compensation in the form of a placement fee from the purchasing shareholders. MLPF&S’s primary business address is: 4 World Financial Center, 250 Vesey Street, New York, NY 10080-6186. MLPF&S is an indirect, wholly-owned subsidiary of Bank of America Corporation (“BAC”).

BANA was the lender on up to $7,143 of our old line of credit, which expired in February 2010. Interest and fees paid to BANA related to the old line of credit for the years ended December 31, 2010 and 2009 were $11 and $50, respectively. We have mortgage notes payable serviced by BAC, an affiliate of the Former Manager, collateralized by Monument IV at Worldgate and Station Nine Apartments.

NOTE 10—COMMITMENTS AND CONTINGENCIES

The Dignity Health Office Portfolio mortgage debt requires that we deposit an annual amount of $855, up to a cumulative maximum of $1,900, into an escrow account to fund future tenant improvements and leasing commissions. The amount of the escrow funded by each of the fifteen buildings in the portfolio is capped individually pursuant to each loan agreement. At December 31, 2011, we had approximately $1,401 deposited in this escrow, and we expect to fund approximately $855 during 2012. Additionally, we are required to deposit approximately $151 per year into an escrow account to fund capital expenditures. At December 31, 2011, our capital account escrow account balance was $409. These escrow accounts allow us to withdraw funds as we incur costs related to tenant improvements, leasing commissions and capital expenditures. Additionally, monthly we are required to fund an escrow account for the future payment of real estate taxes and insurance costs in an amount equal to 1/12th of the estimated insurance premium and real estate taxes. At December 31, 2011, our insurance and real estate tax escrow balance was $712. We expect to fund the escrow requirements with operating cash flows generated by the portfolio.

The mortgage loan collateralized by Metropolitan Park North required that we post a $3,900 reserve in escrow to cover costs of certain tenant improvements, leasing commissions, rent concessions, and lost rental income in connection with re-leasing the space currently occupied by Nordstrom, a major anchor tenant of the building. Since Nordstrom has determined it will not renew its lease at Metropolitan Park North, we were obligated to post an additional $2,800 reserve into the escrow on September 30, 2010, however we did not post the $2,800 reserve. On February 9, 2011, we amended the mortgage loan collateralized by Metropolitan Park North. The terms of the modification include an agreement to sweep all future cash flow to the lender and to use the $3,900 reserve to pay down the principal balance of the loan. Additionally, the borrower, a wholly owned entity of ours, was released from its obligation to post an additional $2,800 reserve. Other amendments include changing the loan to interest only until February 1, 2012, and granting the lender certain approval rights over various operating decisions. On March 23, 2012, we relinquished our ownership of Metropolitan Park North, through a deed in lieu of foreclosure

The mortgage loan extension signed on August 31, 2011, collateralized by Monument IV at Worldgate, requires us to reserve all rental payments received from the tenant to be used for leasing costs and real estate taxes. As of December 31, 2011, cash totaling $7,079 had been reserved. We are also required to deposit $550 quarterly into the reserve which we expect to fund from cash on hand. The lender will return the reserve to us if the following conditions are met: (1) no default has occurred and remains outstanding and either the tenant renewed its lease or the space has been re-leased to a new tenant(s); or (2) the mortgage loan is paid in full. We are in process of re-leasing the building to new tenant(s).

The debt associated with six of our student-oriented apartment communities requires that we deposit a total of $224 per year into a replacement reserve to fund future furniture replacement costs. As of December 31, 2011, we had deposited approximately $345 into this escrow. We expect to fund the loan escrows from property operations. These reserve accounts allow us to withdraw funds as we incur costs related to furniture replacement.

As part of the lease with our single tenant at the 4001 North Norfleet Road property, we provided the tenant a right to expand the current building by up to 286,000 square feet of space. If the tenant exercises this right, we will be obligated to construct this expansion space. The tenant has the right to notify us of their desire to expand at any time prior to February 28, 2016, (the end of the ninth year of the lease), or if the lease is extended, until any time prior to the end of the fourth year of any extension. As of December 31, 2011, we have not received an expansion notice from the tenant.

NOTE 11—QUARTERLY FINANCIAL INFORMATION

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

QUARTERLY FINANCIAL INFORMATION

(UNAUDITED)

	Three Months Ended March 31, 2011	Three Months Ended June 30, 2011	Three Months Ended September 30, 2011	Three Months Ended December 31, 2011
Total revenues	$22,045	$22,724	$22,245	$22,489
Operating income (loss)	6,760	(7,219)	5,361	7,263
Loss from continuing operations	(1,356)	(15,363)	(2,481)	(975)
Total income from discontinued operations	217	158	138	24
Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc.	(1,135)	(15,244)	(1,983)	(1,026)
Net loss attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$(0.27)	$(3.69)	$(0.48)	$(0.25)

Weighted average common stock outstanding-basic and diluted	4,135,635	4,135,635	4,135,635	4,142,231

	Three Months Ended March 31, 2010	Three Months Ended June 30, 2010	Three Months Ended September 30, 2010	Three Months Ended December 31, 2010
Total revenues	$21,810	$21,933	$21,859	$21,955
Operating income (loss)	6,718	6,361	4,564	6,617
Loss from continuing operations	(1,460)	(1,698)	(3,993)	(2,179)
Total income from discontinued operations	1,647	230	(171)	(29,106)
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc.	438	(1,196)	(3,635)	(31,247)
Net income (loss) attributable to Jones Lang LaSalle Income Property Trust, Inc. per share-basic and diluted	$0.11	$(0.29)	$(0.88)	$(7.56)

Weighted average common stock outstanding-basic and diluted	4,135,635	4,135,635	4,135,635	4,135,635

All significant fluctuations between the quarters are attributable to dispositions made in 2010 and impairment charges taken during 2011 and 2010.

NOTE 12—SUBSEQUENT EVENTS

On January 20, 2012, at a special meeting of our stockholders, our stockholders approved certain amendments to our charter (as amended and restated, the “Amended Charter”) to (i) change all of our outstanding and undesignated shares of common stock into shares of Class E common stock and classify two new classes of common stock, Class A and Class M (the “Classification”), (ii) incorporate certain provisions in order to satisfy the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007 (the “NASAA REIT Guidelines”), (iii) include a provision that requires that any person who makes a tender offer for our shares of stock, including, without limitation, a “mini-tender” offer, must comply with most of the provisions set forth in Regulation 14D of the Exchange Act of 1934, as amended, including without limitation, disclosure and notice requirements, that would be applicable if the tender offer is for more than five percent of our outstanding shares of common stock, (iv) authorize “blank check” preferred stock, consisting of 50,000,000 authorized shares, which may be issued in one or more classes or series, with such rights, preferences, privileges and restrictions as will be fixed by the Company’s board of directors and (v) further modernize our charter based on developments in REIT law and industry practice. Upon the effectiveness of the Classification, each share of our outstanding common stock, all of which are currently unclassified, will be changed into one share of Class E common stock. The Amended Charter and the Classification have been approved by our board of directors and our stockholders but will not become effective until the Amended Charter has been filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, which we expect to occur during 2012.

On January 23, 2012, the board of directors declared a dividend of $0.55 per Share to stockholders of record as of March 30, 2012, payable on May 4, 2012.

On February 10, 2012, we defaulted on its mortgage loan payable obligation collateralized by Metropolitan Park North. The outstanding balance on the mortgage loan payable is approximately $56,513, bearing interest at a fixed rate of 5.73% and is scheduled to mature in April 2013. The loan contains an acceleration clause in which the lender may, in the event of a default and without notice, declare the outstanding loan balance immediately due and payable. During the time the default exists, the lender may charge default interest at a rate of 9.73%. The mortgage loan payable is non-recourse to us. We expect to ultimately relinquish our ownership of the property to the lender in a deed in lieu of foreclosure or other alternative transaction, including foreclosure in satisfaction of the mortgage.

On February 10, 2012, the lender of the mortgage loan payable on Marketplace at Northglenn filed to foreclose on the property with the county of Adams, Colorado. We expect to ultimately relinquish our ownership of the property to the lender sometime during 2012 in a deed in lieu of foreclosure or other alternative transaction, including foreclosure in satisfaction of the mortgage.

NOTE 13—SUBSEQUENT EVENTS (UNAUDITED)

On March 16, 2012, Georgia Door Sales Distribution Center, a 254,000 square foot industrial center located in Austell, Georgia, was classified as held for sale and was evaluated for impairment as of that date upon which we recognized impairment charges of approximately $913. On April 20, 2012, we sold Georgia Door Sales Distribution Center to an unrelated third-party for $5,150 which resulted in a loss on sale of approximately $118. The Company decided to sell the property to reduce leasing risk after the tenant indicated that it would be vacating the property upon expiration of the lease in 2014.

On March 23, 2012, we relinquished our ownership of Metropolitan Park North, a 187,000 square foot office building located in Seattle, Washington through a deed in lieu of foreclosure with the lender. The Company has been relieved of approximately $56,513 of mortgage obligations plus accrued default interest associated with the mortgage loan. As a result, a $6,018 non-cash accounting gain was recognized on the transfer of property representing the difference between the fair value and the net book value of the property transferred as of the date of transfer. Upon extinguishment of the mortgage debt obligation, a $5,773 non-cash accounting gain was recognized representing the difference between the book value of the debt, interest payable and other obligations extinguished over the fair value of the property and other assets transferred as of the transfer date.

On April 26, 2012, our board of directors declared a $0.55 per share distribution to Stockholders of record as of June 29, 2012, payable on August 3, 2012.

*  *  *  *  *  *

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2011

Col. A	Col. B	Col. C		Col. D			Col. E
Description	Encumbrances	Initial Cost		Costs Capitalized Subsequent to Acquisition (1)			Gross Amounts at which Carried at the Close of Period		Total
		Land	Building and Equipment	Land	Building and Equipment	Carrying Costs	Land	Building and Equipment
Consolidated Properties:
Monument IV at Worldgate—Herndon, VA, Office	$35,195	$5,186	$57,013	—	$(1,642)	—	$5,186	$55,371	$60,557
Georgia Door Sales Distribution Center—Austell, GA, Industrial	—	1,651	5,570	(130)	(324)	—	1,521	5,246	6,767
105 Kendall Park Lane—Atlanta, GA, Industrial	12,371	2,656	12,836	(293)	(1,224)	—	2,363	11,612	13,975
Marketplace at Northglenn—Northglenn, CO, Retail	61,269	15,658	66,217	(3,124)	(10,451)	—	12,534	55,766	68,300
Dignity Health Office Portfolio:
300 Old River Road—Bakersfield, CA, Office	3,733	—	5,943	—	278	—	—	6,221	6,221
500 West Thomas Road—Phoenix, AZ, Office	18,510	—	25,789	—	1,689	—	—	27,478	27,478
500 Old River Road—Bakersfield, CA, Office	2,950	—	4,396	—	445	—	—	4,841	4,841
1500 S. Central Ave—Glendale, CA, Office	4,259	—	5,253	—	449	—	—	5,702	5,702
14600 Sherman Way—Van Nuys, CA, Office	5,315	—	6,348	—	1,007	—	—	7,355	7,355
14624 Sherman Way—Van Nuys, CA, Office	4,599	—	7,685	—	764	—	—	8,449	8,449
18350 Roscoe Blvd—Northridge, CA, Office	8,094	—	10,584	—	942	—	—	11,526	11,526
18460 Roscoe Blvd—Northridge, CA, Office	1,370	—	2,940	—	3	—	—	2,943	2,943
18546 Roscoe Blvd—Northridge, CA, Office	3,262	—	5,580	—	811	—	—	6,391	6,391
4545 East Chandler—Chandler, AZ, Office	5,106	—	5,345	—	460	—	—	5,805	5,805
485 South Dobson—Chandler, AZ, Office	4,940	—	6,785	—	404	—	—	7,189	7,189
1501 North Gilbert—Gilbert, AZ, Office	4,457	—	4,750	—	506	—	—	5,256	5,256
116 South Palisade—Santa Maria, CA, Office	2,354	—	3,190	—	282	—	—	3,472	3,472
525 East Plaza—Santa Maria, CA, Office	4,566	—	7,511	—	1,269	—	—	8,780	8,780
10440 East Riggs—Chandler, AZ, Office	3,734	—	3,017	—	275	—	—	3,292	3,292
Metropolitan Park North—Seattle, WA, Office	56,513	10,900	64,006	(4,293)	(22,753)	—	6,607	41,253	47,860
Stirling Slidell Shopping Centre—Slidell, LA, Retail	12,777	5,442	16,843	—	222	—	5,442	17,065	22,507
4001 North Norfleet Road—Kansas City, MO, Industrial	24,230	2,134	31,397	(205)	(2,778)	—	1,929	28,619	30,548
Station Nine Apartments—Durham, NC, Apartment	36,885	9,690	43,400	—	675	—	9,690	44,075	53,765
4 Research Park Drive—St. Charles, MO, Office	6,611	1,830	6,743	—	(2)	—	1,830	6,741	8,571
36 Research Park Drive—St. Charles, MO, Office	10,841	2,655	11,089	—	(2)	—	2,655	11,087	13,742
The District at Howell Mill—Atlanta, GA, Retail	45,000	10,000	56,040	—	785	—	10,000	56,825	66,825
Canyon Plaza—San Diego, CA, Office	29,453	14,959	32,909	—	1,120	—	14,959	34,029	48,988
Railway Street Corporate Centre—Calgary, Canada, Office	29,085	6,022	35,441	(171)	(477)	—	5,851	34,964	40,815
Cabana Beach San Marcos—San Marcos, TX, Apartment	19,144	2,530	24,421	—	(2,240)	—	2,530	22,181	24,711
Cabana Beach Gainesville—Gainesville, FL, Apartment	47,843	7,244	60,548	—	(2,930)	—	7,244	57,618	64,862
Campus Lodge Columbia—Columbia, MO, Apartment	15,920	2,079	20,838	—	(1,242)	—	2,079	19,596	21,675
Campus Lodge Athens—Athens, GA, Apartment	13,369	1,754	17,311	—	(481)	—	1,754	16,830	18,584
The Edge at Lafayette—Lafayette, LA, Apartment	17,052	1,782	23,266	—	391	—	1,782	23,657	25,439
Campus Lodge Tampa—Tampa, FL, Apartment	33,438	7,205	33,310	—	912	—	7,205	34,222	41,427
Sherman Way Land—Van Nuys, CA, Land	—	4,010	—	—	—	—	4,010	—	4,010

Total Consolidated Properties	$584,245	$115,387	$724,314	$(8,216)	$(32,857)	$—	$107,171	$691,457	$798,628

The unaudited aggregate cost and accumulated depreciation for tax purposes was approximately $961,924 and $142,498, respectively.

(1)	Includes net provisions for impairment of real estate taken since acquisition of property.

Schedule III—Real Estate and Accumulated Depreciation as of December 31, 2011—(Continued)

Col. A	Col. F	Col. G	Col. H	Col. I
Description	Accumulated Depreciation	Date of Construction	Date of Acquisition	Life on which depreciation in latest income statement is computed
Consolidated Properties:
Monument IV at Worldgate—Herndon, VA, Office	$7,998	2001	8/27/2004	50 years
Georgia Door Sales Distribution Center—Austell, GA, Industrial	740	1994/1996	2/10/2005	50 years
105 Kendall Park Lane—Atlanta, GA, Industrial	1,570	2002	6/30/2005	50 years
Marketplace at Northglenn—Northglenn, CO, Shopping Center	8,088	1999-2001	12/21/2005	50 years
Dignity Health Office Portfolio:
300 Old River Road—Bakersfield, CA, Office	953	1992	12/21/2005	40 years
500 West Thomas Road—Phoenix, AZ, Office	4,133	1994	12/21/2005	40 years
500 Old River Road—Bakersfield, CA, Office	809	1992	12/21/2005	40 years
1500 S. Central Ave—Glendale, CA, Office	877	1980	12/21/2005	40 years
14600 Sherman Way—Van Nuys, CA, Office	1,318	1991	12/21/2005	40 years
14624 Sherman Way—Van Nuys, CA, Office	1,387	1981	12/21/2005	40 years
18350 Roscoe Blvd—Northridge, CA, Office	1,883	1979	12/21/2005	40 years
18460 Roscoe Blvd—Northridge, CA, Office	441	1991	12/21/2005	40 years
18546 Roscoe Blvd—Northridge, CA, Office	1,028	1991	12/21/2005	40 years
4545 East Chandler—Chandler, AZ, Office	864	1994	12/21/2005	40 years
485 South Dobson—Chandler, AZ, Office	1,046	1984	12/21/2005	40 years
1501 North Gilbert—Gilbert, AZ, Office	759	1997	12/21/2005	40 years
116 South Palisade—Santa Maria, CA, Office	554	1995	12/21/2005	40 years
525 East Plaza—Santa Maria, CA, Office	1,688	1995	12/21/2005	40 years
10440 East Riggs—Chandler, AZ, Office	516	1996	12/21/2005	40 years
Metropolitan Park North—Seattle, WA, Office	6,860	2001	3/28/2006	50 years
Stirling Slidell Shopping Centre—Slidell, LA, Shopping Center	1,715	2003	12/14/2006	50 years
4001 North Norfleet Road—Kansas City, MO, Industrial	2,787	2007	2/27/2007	50 years
Station Nine Apartments—Durham, NC, Apartment	4,367	2005	4/16/2007	50 years
4 Research Park Drive—St. Charles, MO, Office	618	2000/2004	6/14/2007	51 years
36 Research Park Drive—St. Charles, MO, Office	1,016	2007	6/15/2007	52 years
The District at Howell Mill—Atlanta, GA, Retail	5,204	2006	6/15/2007	50 years
Canyon Plaza—San Diego, CA, Office	3,949	1986/1993	6/26/2007	40 years
Railway Street Corporate Centre—Calgary, Canada, Office	3,030	2007	8/30/2007	50 years
Cabana Beach San Marcos—San Marcos, TX, Apartment	1,903	2006	11/21/2007	50 years
Cabana Beach Gainesville—Gainesville, FL, Apartment	4,853	2005/2007	11/21/2007	50 years
Campus Lodge Columbia—Columbia, MO, Apartment	1,670	2005	11/21/2007	50 years
Campus Lodge Athens—Athens, GA, Apartment	1,442	2003	11/21/2007	50 years
The Edge at Lafayette—Lafayette, LA, Apartment	3,551	2007	1/15/2008	50 years
Campus Lodge Tampa—Tampa, FL, Apartment	3,520	2001	2/29/2008	40 years
Sherman Way Land—Van Nuys, CA, Land	—	—	8/28/2009	—

Total Consolidated Properties	$83,137

Reconciliation of Real Estate

Consolidated Properties	2011	2010
Balance at beginning of year	$819,740	$875,527
Additions	4,724	2,873
Deductions	(10,045)	(1,594)
Dispositions	(260)	—
Write-downs for impairment charges	(14,883)	(25,763)
Changes related to foreign currency	(648)	1,792
Deconsolidation	—	(33,095)

Balance at close of year	$798,628	$819,740

Reconciliation of Accumulated Depreciation

Consolidated Properties	2011	2010
Balance at beginning of year	$76,028	$60,307
Additions	17,234	19,429
Deductions	(10,045)	(1,594)
Dispositions	(40)	—
Changes related to foreign currency	(40)	91
Deconsolidation	—	(2,205)

Balance at close of year	$83,137	$76,028

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, C. Allan Swaringen, certify that:

1. I have reviewed this annual report on Form 10-K of Jones Lang LaSalle Income Property Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 26, 2012	/S/ C. ALLAN SWARINGEN
C. Allan Swaringen
President and Chief Executive Officer

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 302

OF THE SARBANES-OXLEY ACT OF 2002

I, Gregory A. Falk, certify that:

1. I have reviewed this annual report on Form 10-K of Jones Lang LaSalle Income Property Trust, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: June 26, 2012	/S/ GREGORY A. FALK
Gregory A. Falk
Chief Financial Officer

CERTIFICATION OF CHIEF EXECUTIVE OFFICER PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) on Form 10-K for the period ending December 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, C. Allan Swaringen, in my capacity as Chief Executive Officer of the Company, do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ C. ALLAN SWARINGEN
C. Allan Swaringen
President and Chief Executive Officer

June 26, 2012

CERTIFICATION OF CHIEF FINANCIAL OFFICER PURSUANT TO SECTION 906

OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) on Form 10-K for the period ending December 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Gregory A. Falk, in my capacity as Chief Financial Officer of the Company, do hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/S/ GREGORY A. FALK
Gregory A. Falk
Chief Financial Officer

June 26, 2012